Exhibit 2.1

[EXECUTION VERSION]

ASSET PURCHASE AGREEMENT

BY AND AMONG

JUBILEE ACQUISITION, INC.,

CROWN I ENTERPRISES INC.

AND

SYSCO HOLDINGS, LLC

TABLE OF CONTENTS

ARTICLE 1 PURCHASE OF ACQUIRED ASSETS AND RELATED TERMS		1
1.1	Certain Definitions Relating to Transactions	1
1.2	Sale and Purchase of Acquired Assets	4
1.3	Excluded Assets	4
1.4	Assumed Liabilities	4
1.5	Excluded Liabilities	4
1.6	Unassignable Contracts	4
ARTICLE 2 PURCHASE PRICE AND ADJUSTMENT		5
2.1	Purchase Price	5
2.2	Calculation of Estimated Purchase Price for Closing	5
2.3	Payment of Estimated Purchase Price at Closing and Related Payments	5
2.4	Purchase Price Adjustment	5
2.5	Allocation of Purchase Price	7
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		8
3.1	Organization and Good Standing	8
3.2	Capitalization	8
3.3	Authority and Authorization; Conflicts; Consents	8
3.4	Financial Statements; Internal Controls; Undisclosed Liabilities; Accounts Receivable; Trade Payables	8
3.5	Taxes	9
3.6	Litigation and Orders	10
3.7	Compliance with Law	11
3.8	Contracts	11
3.9	Certain Assets; Sufficiency	13
3.10	Real Property	13
3.11	Environmental Matters	13
3.12	Intellectual Property	14
3.13	Insurance	15
3.14	Absence of Certain Events	15
3.15	Employee Benefits	17
3.16	Employees and Labor Relations	18
3.17	Certain Business Relationships	19
3.18	Brokers	19
3.19	Inventory	19
3.20	Food Regulatory Compliance	19
3.21	Suppliers and Customers	20
3.22	Anti-Corruption	20
3.23	Privacy and Data Security	21
3.24	No Other Representations and Warranties	21

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ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		22
4.1	Organization and Good Standing	22
4.2	Authority and Authorization; Conflicts; Consents	22
4.3	Litigation and Orders	22
4.4	Brokers	22
4.5	No Other Representations and Warranties	23
ARTICLE 5 CERTAIN COVENANTS		23
5.1	Access to Information	23
5.2	Further Assurances	23
5.3	Confidentiality; Publicity	23
5.4	Employee Matters	25
5.5	Certain Tax Matters	27
5.6	Collection of Accounts Receivable; Bank Accounts	27
5.7	Name Change	27
5.8	Items to Proper Party	28
5.9	Insurance and Insurance Proceeds	28
5.10	Maintenance of Existence	28
5.11	Bulk Sales Laws	28
5.12	R&W Insurance Policy	28
5.13	Aptean Agreement	28
ARTICLE 6 CLOSING		29
6.1	Closing	29
6.2	Closing Deliveries by the Company	29
6.3	Closing Deliveries by Buyer	29
ARTICLE 7 INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES		30
7.1	Indemnification by the Company	30
7.2	Indemnification by Buyer	30
7.3	Certain Limitations and Other Matters Regarding Claims	30
7.4	Certain Survival Periods	32
7.5	Notice of Claims and Procedures	32
7.6	Materiality Qualifiers	33
7.7	Reduction for Insurance Proceeds	34
7.8	Effect of Purchase Price Adjustment	34
7.9	Indemnification Adjusts Purchase Price for Tax Purposes	34
7.10	Disclaimer	34
ARTICLE 8 CERTAIN GENERAL TERMS AND OTHER AGREEMENTS		35
8.1	Notices	35
8.2	Expenses	36
8.3	Interpretation; Construction	36
8.4	No Third-Party Beneficiaries	37
8.5	Governing Law	37
8.6	Jurisdiction, Venue and Waiver of Jury Trial	37
8.7	Entire Agreement; Amendment; Waiver	38
8.8	Assignment; Binding Effect	38
8.9	Severability	38
8.10	Counterparts	38
8.11	Disclosure Schedule	38
8.12	Guaranty Regarding the Company’s Obligations	39
ARTICLE 9 CERTAIN DEFINITIONS		39

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Exhibits

Exhibit 1.1(a)(4) – Assumed Contracts

Exhibit 1.1(a)(5) – Assumed Real Property Leases

Exhibit 1.1(a)(8) – Transferred IP

Exhibit 1.1(a)(10) – Transferred Software

Exhibit 1.1(a)(11) – Motor Vehicles

Exhibit 1.1(b)(3) – Excluded Contracts

Exhibit 1.1(b)(12) – Excluded Assets

Exhibit 2.5 – Allocation of Purchase Price

Exhibit 5.4(a) – Certain Employees

Exhibit 5.4(b) – Excluded Employees

Exhibit 5.6(b) – Bank Accounts

Exhibit 5.13 – Aptean Agreement

Exhibit 6.2(a) – Bill of Sale

Exhibit 6.2(b) – Warehousing Agreement

Exhibit 6.2(c) – Restrictive Covenant Agreement

Exhibit 6.2(f) – IP Assignment

Exhibit 6.2(g) – Aptean Assignment

Exhibit 6.3(g) – R&W Insurance Policy

Exhibit 7.1(d) – Specific Indemnities

Exhibit 9.1 – Accounting Principles

Exhibit 9.2 – Net Working Capital

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of September 2, 2025, by and among Jubilee Acquisition, Inc., a Nevada corporation (“Buyer”), Crown I Enterprises Inc., a New York corporation (the “Company”), and, solely for the limited purposes of Section 8.12, Sysco Holdings, LLC, a Delaware limited liability company (“Guarantor”). Buyer, the Company and Guarantor are sometimes collectively referred to in this Agreement as the “Parties” or, individually, as a “Party.” Article 9 contains definitions of certain capitalized terms.

Recitals

A. The Company is engaged in the business of manufacturing and selling ready-to-eat, protein-focused meals in New Hampshire, Vermont, Massachusetts, Rhode Island, Connecticut, New York, New Jersey, Pennsylvania, Maryland, North & South Carolina, Indiana, Florida, Ohio and Tennessee (as such business is currently conducted by the Company, the “Business”).

B. Each Party desires that the Company sell, convey, transfer and assign, and Buyer purchase, the assets of the Company, and that Buyer assume certain Liabilities of the Company, upon and subject to the terms herein.

Agreement

In consideration of the foregoing and the representations, warranties, covenants and agreements in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, each Party hereby agrees as follows:

Article 1

PURCHASE OF ACQUIRED ASSETS AND RELATED TERMS

1.1 Certain Definitions Relating to Transactions. For purposes of this Agreement, the following definitions apply:

(a) Acquired Assets Defined. “Acquired Assets” means all assets, properties, rights, claims, business operations, franchises and privileges in, to and under all of the assets (i) owned by the Company or held for use by the Company and (ii) used by the Company or its Affiliates in the operation of the Business exclusively, in each case, of every kind and nature whatsoever (tangible, intangible or mixed) and wherever located, except that Acquired Assets does not mean any Excluded Asset. Without limiting the generality of the foregoing, the Acquired Assets include the following assets of the Company:

(1) all goodwill related to the Business;

(2) all merchandise, supplies (including office supplies and advertising and promotional materials), raw materials, work-in-process and other inventory related to the Business;

(3) all accounts receivable (including any notes receivable or retainage) related to the Business (collectively, “Accounts Receivable”);

(4) other than any Excluded Contract, all Contracts in the name of the Company or exclusively related to the Business, including all Contracts listed in Exhibit 1.1(a)(4) (each such Contract, together with each Contract listed in Exhibit 1.1(a)(5), an “Assumed Contract”);

(5) each Contract in the name of the Company under which real property or interests in real property are leased by the Company that are listed in Exhibit 1.1(a)(5) (each such Contract is an “Assumed Real Property Lease”);

(6) all furniture, fixtures and equipment of the Company or exclusively used in the operation of the Business, including computer, information technology and telecommunications hardware, but excluding the items listed on Exhibit 1.1(b)(12);

(7) all leasehold improvements and other similar assets located at an Assumed Facility (subject to the terms of any related Assumed Real Property Lease);

(8) the Intellectual Property of the Company listed on Exhibit 1.1(a)(8) and any other Intellectual Property used exclusively in the Business (the “Transferred IP”);

(9) all rights of the Company under any representation, warranty or guarantee by any third party related to the Acquired Assets or the Assumed Liabilities (including any manufacturer, supplier or other transferor of any Acquired Asset);

(10) the Software listed on Exhibit 1.1(a)(10) (the “Transferred Software”);

(11) the motor vehicles listed on Exhibit 1.1(a)(11) (which Exhibit also lists the Parties’ agreed upon values of such motor vehicles, which values the Parties will use for purposes of allocating the Purchase Price, transferring title and payment of related Transfer Taxes);

(12) all customer, supplier and service provider lists and similar information (including books, reports and databases) exclusively related to the Business, all other contact information, mailing lists and similar files exclusively related to the Business and other Records of the Company exclusively related to the Business (for the avoidance of doubt, other than the Excluded Records) (the “Transferred Records”);

(13) all telephone numbers (including cellular telephone numbers), fax numbers, e-mail addresses, postal addresses and postal boxes in the name of the Company;

(14) all prepaid utilities, prepaid rents, prepaid costs and expenses, advance payments and other prepayments, security deposits and other deposits and prepaid Periodic Taxes which are primarily related to the Acquired Assets or the Business paid by or on behalf of the Company;

(15) all Permits held by the Company to the extent transferable under Applicable Law; and

(16) except as otherwise expressly stated herein, all rights of the Company with respect to causes of action, rights of recovery, rights of set-off, warranty claims, refunds and credits and other rights in respect of undertakings of third parties with respect to any of the above-listed Acquired Assets.

(b) Excluded Assets Defined. “Excluded Assets” means:

(1) all Records that are not Transferred Records, including all minute books, stock and membership records and seals of the Company, all other documents relating to the organization and existence of the Company, all original Tax Returns and Tax Records of the Company, a duplicate copy of all other financial Records of the Company, all employee-related or employee benefit-related files or Records, and any other books and Records which the Company is prohibited from disclosing or transferring to Buyer under Applicable Law or is required by Applicable Law to retain and excluding all Records owned, held or used by any Affiliate of the Company or any of their respective businesses (collectively, the “Excluded Records”);

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(2) all amounts paid by or on behalf of the Company with respect to Taxes, all refunds from Governmental Authorities of Taxes of the Company and of Taxes relating to the Business or the Acquired Assets for Pre-Closing Tax Periods, and all tax assets or other receivables of the Company or with respect to the Business or the Acquired Assets for Pre-Closing Tax Periods (for the avoidance of doubt, other than prepaid Periodic Taxes per Section 1.1(a)(14));

(3) each Contract in the name of any Affiliate of the Company that is not exclusively related to the Business and each Contract listed in Exhibit 1.1(b)(3) (collectively, the “Excluded Contracts”);

(4) all Company Plans and any assets associated with any such Company Plan;

(5) all Insurance Policies of the Company and its Affiliates and insurance coverage thereunder and all refunds and rebates relating thereto;

(6) all securities and investments of the Company;

(7) all bank accounts, cash accounts, investment accounts, deposit accounts, lockboxes and other similar accounts of the Company;

(8) all cash and cash equivalents of the Company;

(9) all rights of the Company under this Agreement or any other Contract executed or delivered by or on behalf of a Party in connection with the transactions contemplated under this Agreement;

(10) all credit cards, debit cards and similar items of the Company (including if used by any Company Employee);

(11) all amounts owed to the Company from any employee of the Company that arose in connection with such employee’s employment with the Company (including with respect to any loan to such an employee);

(12) all assets listed in Exhibit 1.1(b)(12);

(13) all non-trade and intercompany receivables of the Company that are not included in the calculation of Final Net Working Capital;

(14) all Software and Intellectual Property other than the Transferred Software and the Transferred IP, including all Software and Intellectual Property owned, licensed, held or used by any Affiliate of the Company and including all trademarks and domains relating to, and all other rights to, the Buckhead Meat and Seafood brand, the Newport Meat and Seafood brand, the J. Kings brand, and any other brand owned or used by Sysco Corporation or any of its Affiliates (the “Excluded IP Assets”); and

(15) all other assets, properties and rights owned or held by any Affiliate of the Company that do not exclusively relate to the Business.

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(c) Assumed Liability Defined. “Assumed Liability” means each of the following Liabilities of the Company:

(1) subject to Section 5.13, all Liabilities arising under or relating to the Assumed Contracts to be performed or paid after the Closing under the terms of such Assumed Contracts;

(2) all trade payables and Liabilities included in the calculation of Final Net Working Capital; and

(3) all Liabilities and obligations assumed by Buyer pursuant to Section 5.4 and all other Liabilities arising out of Buyer’s operation of the Business or ownership of the Acquired Assets after the Closing.

(d) Excluded Liability Defined. “Excluded Liability” means each Liability of the Company that is not an Assumed Liability, including any Liability of the Company with respect to any Excluded Asset, any Company Taxes and any Transaction Expenses (if any).

1.2 Sale and Purchase of Acquired Assets. Under and subject to the terms of this Agreement, the Company hereby sells, conveys, transfers and assigns to Buyer, and Buyer hereby purchases from the Company, all of the Company’s right, title and interest in and to each Acquired Asset.

1.3 Excluded Assets. No Excluded Asset will be sold, conveyed, transferred or assigned to Buyer.

1.4 Assumed Liabilities. Under and subject to the terms of this Agreement (including Section 1.5), Buyer hereby assumes and agrees to pay, perform and satisfy when due all of the Assumed Liabilities.

1.5 Excluded Liabilities. Except for the Assumed Liabilities, Buyer will not assume or, except as otherwise provided by Applicable Law, be liable or obligated for, and the Company (or its Affiliates) will remain liable and obligated for and will pay, perform and satisfy when due, each other Liability of the Company. The sale, conveyance, transfer, assignment and purchase of the Acquired Assets does not include, and Buyer will not assume or be obligated or liable for, the assumption of any Excluded Liability.

1.6 Unassignable Contracts. Notwithstanding anything herein to the contrary, if (a) any Assumed Contract is not capable of being sold, conveyed, transferred or assigned in the absence of the approval, consent or waiver of any other Person (without breaching, violating, defaulting under, conflicting with, giving rise to or creating any right to accelerate, increase, terminate, modify or cancel any material right or obligation or creating any Encumbrance, other than a Permitted Encumbrance, under, such Assumed Contract), and (b) all necessary approvals, consents or waivers of any such other Person (including any party to such Assumed Contract) have not been obtained at or before the Closing, then (1) Buyer hereby assumes and agrees to pay, perform and satisfy when due the Liabilities of the Company under such Assumed Contract (but not such Assumed Contract itself) to the extent that such Liabilities would otherwise be an Assumed Liability, (2) the rights and benefits of the Company under such Assumed Contract or resulting therefrom (but not such Assumed Contract itself), to the extent that such rights and benefits would otherwise be an Acquired Asset, to the extent transferable, are hereby sold, conveyed, transferred and assigned to Buyer, and (3) for a period of 6 months after the Closing, the Company will use its commercially reasonable efforts to assist Buyer in attempting to obtain such necessary approvals, consents or waivers and will promptly execute all documents reasonably requested or necessary to complete such sale, conveyance, transfer and assignment of such Assumed Contract to Buyer (to the extent stated in any other Section herein) if such approvals, consents or waivers are obtained. If, with respect to any such Assumed Contract, such necessary approvals, consents or waivers are not obtained and such sale, conveyance, transfer and assignment of such Assumed Contract to Buyer is not completed, then the Company and Buyer will negotiate in good faith to determine and enter into replacement arrangements such that the Parties are situated as close as is reasonably possible to circumstances (financially and all other) as they otherwise would be had such sale, conveyance, transfer and assignment been completed.

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Article 2

PURCHASE PRICE AND ADJUSTMENT

2.1 Purchase Price. Upon and subject to the terms herein, at the Closing, Buyer will acquire the Acquired Assets and assume the Assumed Liabilities, and will pay to the Company the amount of $17,500,000 (the “Initial Purchase Price”), as such amount is adjusted pursuant to the terms herein (such amount, as adjusted, the “Purchase Price”).

2.2 Calculation of Estimated Purchase Price for Closing. The Company delivered to Buyer a statement containing the Company’s good faith estimate of (a) Net Working Capital and (b) the Purchase Price (which, for the Closing, is either (1) the Initial Purchase Price plus any amount by which such estimated Net Working Capital exceeds Target Net Working Capital or (2) the Initial Purchase Price minus any amount by which such estimated Net Working Capital is less than Target Net Working Capital, as applicable). The amount of such estimated Purchase Price from the Company is the “Estimated Purchase Price.”

2.3 Payment of Estimated Purchase Price at Closing and Related Payments. Upon and subject to the terms herein, at the Closing, Buyer will pay the Estimated Purchase Price to the Company by wire transfer of immediately available funds to an account that the Company designated in writing before the Closing Date.

2.4 Purchase Price Adjustment.

(a) Buyer’s Preparation of the Statement. Within 90 days after the Closing Date, Buyer will prepare and deliver to the Company a statement (the “Statement”) setting forth, in reasonable detail, Buyer’s good faith determination of Net Working Capital calculated in accordance with the Accounting Principles. The Company will give Buyer and its representatives reasonable access during normal business hours and upon reasonable prior notice to the personnel, properties, books and records of the Company and the Business as reasonably required for such purpose. The final determination of Net Working Capital pursuant to this Section 2.4 is “Final Net Working Capital.”

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(b) The Company’s Response to the Statement. Unless the Company delivers written notice (the “Dispute Notice”) to Buyer within 60 days after delivery of the Statement to the Company (the “Review Period”) that it objects to any item or items shown or reflected in the Statement (such item or items, the “Disputed Items”), the Statement shall be deemed accepted by the Company for all purposes hereof. During the Review Period and until resolution of the Disputed Items, upon reasonable prior notice to Buyer, the Company and the Company’s accountants will have reasonable access to the relevant books and records of the Business, the personnel of Buyer and all other information as reasonably required for such purpose. If the Company delivers a Dispute Notice at or prior to the last day of the Review Period, the Company and Buyer shall attempt in good faith to resolve each Disputed Item, and any resolution agreed by them in writing shall be final, binding and conclusive for all purposes of determining the payments in this Section 2.4. If, for any reason, the Company and Buyer are unable to resolve in writing each Disputed Item within 30 days (or such longer period as the Company and Buyer may agree in writing) after the delivery of the Dispute Notice, all unresolved Disputed Items shall be referred to PricewaterhouseCoopers LLP (or, if PricewaterhouseCoopers LLP is unwilling or unable to serve, KPMG LLP), for resolution acting as an expert and not an arbitrator. If PricewaterhouseCoopers LLP or KPMG LLP is unwilling or unable to serve as such expert, the Company and Buyer shall jointly select and retain a nationally recognized accounting firm that is independent and impartial to serve as such expert (PricewaterhouseCoopers LLP, KPMG LLP or such other accounting firm engaged in accordance with this Section 2.4(b), the “Independent Accountant”). If any Disputed Item is referred to the Independent Accountant, the Company, on the one hand, and Buyer, on the other hand, shall prepare a written report addressing each such Disputed Item and deliver such reports to the Independent Accountant and each other within 15 days after the date the Independent Accountant is retained. Each of the Company, on the one hand, and Buyer, on the other hand, shall have 15 days thereafter to deliver a rebuttal submission to the Independent Accountant. Each of the Company and Buyer shall use reasonable efforts to cause the Independent Accountant, as soon as reasonably practicable and in any event within 30 days after receiving such rebuttal submissions, to resolve the Disputed Items; provided, however, that the dollar amount of each Disputed Item shall be determined within the range of dollar amounts proposed in the Statement and the Dispute Notice, respectively. The Company and Buyer acknowledge and agree that (i) the review by and determinations of the Independent Accountant shall be limited only to the Disputed Items in the reports prepared and submitted to the Independent Accountant by the Company and Buyer and (ii) the determinations by the Independent Accountant shall be based solely on (1) such reports and supporting information submitted by the Company and Buyer and (2) the terms hereof, and not on the basis of an independent review. Neither the Company nor Buyer shall authorize the Independent Accountant to modify or amend any term or provision hereof or modify items previously agreed in writing between the Company and Buyer. If requested by the Independent Accountant, each of the Company and Buyer shall enter into an engagement letter with the Independent Accountant containing customary terms and conditions, including confidentiality. There shall be no ex parte communications with the Independent Accountant, and any information or documentation provided by the Company or Buyer to the Independent Accountant shall be concurrently delivered to the other party, subject, in the case of independent accountant work papers, to such other party entering into a customary confidentiality agreement and non-reliance letter related thereto. Neither the Company nor Buyer shall disclose to the Independent Accountant, and the Independent Accountant shall not consider for any purposes, any discussions, offers or negotiations made by any of the Company or Buyer related to the compromise of any Disputed Item. The determinations by the Independent Accountant as to the Disputed Items shall be in writing and shall, and absent fraud or manifest mathematical error, be an expert determination that is final, binding and conclusive for all purposes of determining the adjustment to the Purchase Price, and such determination may be entered and enforced in any court of competent jurisdiction. The Independent Accountant’s determination of the Disputed Items shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence. Either the Company or Buyer may seek specific enforcement or take other necessary legal action to enforce any decision under this Section 2.4(b). Any party’s only defense to such a request for specific enforcement or other legal action shall be fraud or manifest mathematical error by or upon the Independent Accountant. Absent such fraud or manifest mathematical error, such other party shall reimburse the party seeking enforcement for all of its expenses related to the enforcement of the Independent Accountant’s determination. The costs and expenses of the Independent Accountant shall be allocated between the Company and Buyer in inverse proportion to the amounts of Disputed Items decided in their respective favors. As an illustrative example, if Disputed Items asserting that the Purchase Price should be increased by $1,000 are submitted to the Independent Accountant, and the Independent Accountant finally determines that the Purchase Price should be increased by $300, then the costs and expenses of the Independent Accountant shall be allocated 70% (i.e., $700/$1000) to the Company and 30% (i.e., $300/$1,000) to Buyer.

(c) Adjustment to Purchase Price Based on Final Net Working Capital. The Purchase Price will be, and automatically will be adjusted to be, the Initial Purchase Price, (1) increased by the amount, if any, by which Final Net Working Capital exceeds Target Net Working Capital or (2) decreased by the amount, if any, by which Final Net Working Capital is less than Target Net Working Capital. However, if no such adjustment is required pursuant to this Section 2.4, then the Purchase Price will equal the Initial Purchase Price.

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(d) Reconciliation Payment. Within 5 Business Days after Final Net Working Capital becomes final and binding on the Parties, the following will occur (with the payments in this Section below being made by wire transfer of immediately available funds):

(1) if the Estimated Purchase Price (as paid at the Closing) is less than the Purchase Price (as adjusted, if at all, under this Section 2.4), then Buyer will pay to the Company the amount of such difference, without interest; or

(2) if the Estimated Purchase Price (as paid at the Closing) is more than the Purchase Price (as adjusted, if at all, under this Section 2.4), then the Company will pay to Buyer the amount of such excess, without interest.

2.5 Allocation of Purchase Price. The Company shall within 90 days after the final determination of the Purchase Price, pursuant to Section 2.4, provide Buyer with a proposed allocation of the Purchase Price (and any other item of consideration for U.S. federal (and applicable state and local) income Tax purposes), as finally determined, among the Acquired Assets, Assumed Liabilities and the Restrictive Covenant Agreement in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder in accordance with the methodology set forth on Exhibit 1.1(a)(11) and Exhibit 2.5 (the “Allocation Schedule”). The Allocation Schedule will become final and binding on the Parties unless Buyer gives the Company written notice of objection within 30 days after Buyer receives the Allocation Schedule from the Company. Such objection shall detail with reasonable specificity the objection and the basis for such objection. If Buyer timely objects to the Allocation Schedule, then Buyer and the Company shall negotiate in good faith to resolve any disagreement. If the Company and Buyer are unable to resolve any such disagreement, the Company shall engage the Independent Accountant to resolve the dispute in all respects and for all purposes consistent with the Allocation Schedule. The Independent Accountant’s determination shall be final and binding on the Buyer and the Company. The Independent Accountant’s costs and fees with respect to determining the Allocation Schedule shall be shared equally by Buyer, on the one hand, and the Company, on the other. The Parties shall report, act, take positions consistent with and file all required Tax Returns (including, without limitation, IRS Form 8594) in all respects and for all purposes consistent with the Allocation Schedule, as finally determined, unless otherwise required by (i) Applicable Law, (ii) by a “determination” within the meaning of Section 1313(a)(1) or (2) of the Code (or any corresponding provisions of state, local or non-U.S. Law), or (iii) pursuant to another agreement (other than an agreement described in Section 1313(a)(2) of the Code) made with a Taxing Authority.

2.6 Withholding. Notwithstanding any provision in this Agreement to the contrary, Buyer, its Affiliates and its agents shall each be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to deducted and withheld under the Code, or any provision of state, local, or non-U.S. Tax Applicable Law; provided that, except with respect to any deduction or withholding required (a) in connection with any compensatory payments, or (b) as a result of the Company’s failure to provide the IRS Form W-9 in the manner required under Section 6.2(e), Buyer shall use commercially reasonable efforts to provide the Company with at least 5 days’ written notice of its intent to deduct and withhold on any payments made after the Closing, and the parties shall use commercially reasonable efforts to reasonably cooperate to mitigate or eliminate any such withholding or deduction to the extent permitted by Applicable Law. To the extent that amounts are so deducted and withheld by Buyer (or its Affiliates or agents, as applicable), Buyer (or its Affiliates or agents, as applicable) shall remit such deducted and withheld amounts to the applicable Taxing Authority and such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

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Article 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule, the Company hereby represents and warrants to Buyer as of the date of this Agreement that:

3.1 Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has requisite power and authority to own and lease its properties and assets and conduct the Business. The Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except for those jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not qualified to do business as a foreign corporation in any jurisdiction. The Company does not hold any equity interest, directly or indirectly, of any other Person.

3.2 Capitalization. The Company is a wholly-owned, indirect subsidiary of Guarantor.

3.3 Authority and Authorization; Conflicts; Consents.

(a) The execution, delivery and performance of this Agreement and each Ancillary Document of the Company or any Affiliate of the Company have been duly authorized and approved by all necessary corporate or limited liability company (as applicable) action with respect to the Company and each such Affiliate. Assuming due authorization, execution and delivery by Buyer of this Agreement and each Ancillary Document of Buyer, this Agreement and each Ancillary Document of the Company or any of their Affiliates are the legal, valid and binding obligations of the Company and each such applicable Affiliate, enforceable against the Company and each such applicable Affiliate in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation. The Company and each such applicable Affiliate has all requisite corporate or limited liability company (as applicable) power and authority to enter into this Agreement and each Ancillary Document to be executed and delivered by the Company or such applicable Affiliate and to consummate the transactions contemplated herein and therein to be consummated by the Company and each such applicable Affiliate.

(b) Neither the execution nor delivery by the Company or Guarantor of this Agreement or by the Company or any Affiliate of the Company of any Ancillary Document nor consummation by the Company or any Affiliate of the Company of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice): (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of the Company or any Affiliate of the Company; (2) violate any Applicable Law or Order; or (3) except as set forth on Section 3.3(b) of the Disclosure Schedule constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than the Company to accelerate, increase, terminate, modify or cancel any right or obligation in a manner adverse to the Business or result in the creation of any Encumbrance, other than a Permitted Encumbrance under any Assumed Contract, except where such breach, violation, default, conflict or right described in clause (2) or (3) above would not result in a Material Adverse Effect. “Consent” means each consent, approval, notice or filing listed in Section 3.3(b) of the Disclosure Schedule.

3.4 Financial Statements; Internal Controls; Undisclosed Liabilities; Accounts Receivable; Trade Payables.

(a) Section 3.4(a) of the Disclosure Schedule contains a complete copy of the following: the (1) unaudited balance sheet of the Business as of each of June 29, 2024 and June 28, 2025 (the latter of such dates is the “Balance Sheet Date” and such balance sheet as of the Balance Sheet Date is the “Balance Sheet”); and (2) unaudited income statements of the Business for the fiscal year ended on each of the Balance Sheet Date and June 29, 2024 (collectively, the “Financial Statements”). Section 3.4(a) of the Disclosure Schedule also contains a complete copy of the unaudited income statement of the Business for the fiscal month ended on July 26, 2025 (the “Interim Income Statement”).

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(b) The Financial Statements and the Interim Income Statement (1) were prepared in accordance with, and are consistent with the books and records of the Company relating to the Business; and (2) fairly present, in all material respects, the assets, liabilities and financial condition of the Business at their respective dates and the results of operations of the Business for the respective periods covered thereby, except that (i) the Business has not historically operated as separate “stand-alone” entity, and, as a result, the Business has been allocated certain costs, expenses and other items that do not necessarily reflect the actual amounts that would have resulted from arm’s-length transactions or the actual costs that would be incurred if the Business had operated as an independent enterprise, (ii) the Financial Statements and the Interim Income Statement (and the allocations and estimates made in preparing the Financial Statements and the Interim Income Statement) have not been audited, reviewed or compiled by any third party accounting firm, (iii) the Financial Statements and the Interim Income Statement do not have notes included therewith; and (iv) the Interim Income Statement is subject to year-end adjustments.

(c) The Company maintains internal controls and procedures designed to give reasonable assurance that (1) transactions are executed in accordance with management’s general or specific authorizations, (2) transactions are recorded as necessary to permit preparing financial statements and to maintain accountability for assets, and (3) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

(d) Except as set forth on Section 3.4(d) of the Disclosure Schedule, the Company has no material Liability, except for any Liability (1) reflected, reserved against or set forth in the Financial Statements, (2) that has arisen in its Ordinary Course of Business since the Balance Sheet Date and does not arise out of or result from any breach of Contract, breach of warranty, tort, infringement or other violation of Applicable Law, or (3) under this Agreement or any Ancillary Document or otherwise in connection with the transactions contemplated herein or therein.

(e) All accounts receivable of the Business that are reflected on the Balance Sheet or on the accounting records of the Company as of the Closing did or do represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business of the Company. There is no material contest, claim or right of set-off, other than returns in the Ordinary Course of Business of the Company, under any Assumed Contract with any obligor of any such accounts receivable regarding the amount or validity of such accounts receivable. Unless paid before the Closing, such accounts receivable are and will be as of the Closing current and collectible in accordance with their terms, net of the respective reserves shown on the Balance Sheet or on the accounting records of the Company as of the Closing (which reserves are and will be calculated consistent with the Company’s past practice).

(f) All trade payables of the Business that Buyer will assume pursuant to Section 1.1(c)(2) represent valid obligations arising from purchases actually made in the Ordinary Course of Business of the Company.

3.5 Taxes.

(a) The Company has timely filed or caused to be timely filed, taking into account all extensions properly obtained, all Tax Returns that it was required to file relating to the Acquired Assets and the Business. All such Tax Returns were when filed, and are, true, correct and complete in all material respects. The Company has timely paid all income and other material Taxes due and owing with respect to the Acquired Assets and the Business (whether or not shown on any such Tax Returns). No extensions or waivers of statutes of limitations have been given or requested, in writing, with respect to any Taxes of or with respect to the Company related to the Acquired Assets or the Business. No power of attorney with respect to any Taxes of the Company related to the Acquired Assets or the Business has been filed or executed with any Governmental Authority that will apply to the Acquired Assets or the Business following the Closing.

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(b) No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted, or assessed, in writing, by any Taxing Authority against the Acquired Assets or the Business that has not been paid, settled, or otherwise resolved such that no amount remains outstanding or owed. There is no Proceeding ongoing, now pending, or, to the Company’s Knowledge, threatened in writing against the Company, in respect of any Tax related to the Acquired Assets or the Business.

(c) No Encumbrances for Taxes (other than Permitted Encumbrances) have been placed upon any of the Acquired Assets or the Business.

(d) All material Taxes with respect to the Acquired Assets and the Business that the Company is or was required by Applicable Law to withhold, deduct or collect from or in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder, member, or other party, has been duly and timely withheld, deducted or collected and, to the extent required, paid over to the proper Taxing Authority or other Person.

(e) The Company has collected and remitted all material amounts of sales, use, value added and similar Taxes with respect to the Business or the Acquired Assets or sales made or services provided to its customers, or has compiled in all material respects with its obligations to obtain and retain appropriate exemption certificates to except the Company from collecting any sales, use and similar Taxes that would otherwise be due.

(f) The purchase and sale of the Acquired Assets pursuant to this Agreement will not constitute part of an “Intermediary Transaction” within the meaning of Notice 2008-111, 2008-2 C.B. 1299.

(g) No claim has been made in writing in the past 3 years by any Taxing Authority in a jurisdiction where the Company does not file a particular type of Tax Return or pay a particular type of Tax with respect to the Acquired Assets or the Business that the Company is or may be required to file such type of Tax Return or pay such type of Tax with respect to the Acquired Assets or the Business in such jurisdiction.

(h) The Company is not the beneficiary of any Tax holiday, Tax reduction or other Tax incentive specifically related to the Business or the Acquired Assets.

(i) To the Company’s Knowledge, the Company has no material property, including uncashed checks to vendors, customers or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that is, or may become, escheatable or reportable as unclaimed property to any Governmental Authority under any applicable escheatment, unclaimed property or similar Applicable Law.

3.6 Litigation and Orders. Except as listed on Section 3.6 of the Disclosure Schedule, (a) there is no Proceeding pending, or during the past 2 years occurring, or, to the Company’s Knowledge, Threatened against the Company or to which the Company is, or during the past 2 years has been, a party or that is reasonably expected to directly and materially adversely affect the Business, and (b) the Company is not subject to any Order. The Company is not in default or other violation with respect to any Order.

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3.7 Compliance with Law. At all times during the past 3 years, the Company has been operated in compliance in all material respects with all Applicable Laws. No written notice, or to the Company’s Knowledge other notice, has been received by the Company during the past 3 years from any Governmental Authority alleging that the Company is not or was not in compliance in any material respect with any Applicable Law. The Company possesses and is in compliance in all material respects with each Permit necessary for the Company to operate the Business. The Company has delivered to Buyer a true, correct and complete copy of each material Permit required of the Company to conduct its Business, and each such material Permit is listed in Section 3.7 of the Disclosure Schedule.

3.8 Contracts.

(a) Section 3.8(a) of the Disclosure Schedule lists each of the following Contracts to which the Company is a party or by which the Company is bound or that exclusively relate to the Business (such Contracts, the “Material Contracts”):

(1) each Contract regarding employment (other than at-will employment), severance, retention or change-of-control with respect to any Company Employee that provides for (i) annual base compensation in excess of $100,000 or (ii) change-of-control, retention, transaction bonus, or severance entitlements (other than under any Company Plan listed in Section 3.15(a) of the Disclosure Schedule);

(2) each Contract containing covenants that in any way purport to restrict the ability of the Company to (A) engage in any business activity, (B) engage in any line of business or compete with any Person, (C) conduct any activity in any geographic area, or (D) solicit any Person to enter into a business or employment or services relationship, or enter into such a relationship with any Person;

(3) each Contract (A) containing most favored nation, best available or similar pricing provisions in favor of any supplier or customer of the Company, (B) granting exclusivity rights to any third party or the Company, (C) containing any right of first refusal to acquire any assets of the Company, or (D) containing take-or-pay minimum order or purchase commitments;

(4) each operating lease (as lessor or lessee) of tangible personal property requiring aggregate payments from the Company in excess of $25,000 per year;

(5) each Contract to pay or receive any royalty or license fee or to license (either as licensor or licensee) any Intellectual Property requiring aggregate payments of or from the Company in excess of $25,000 per year (other than any non-exclusive license for the use of any commercially available off-the-shelf software);

(6) each Contract regarding any management, personal service or consulting or other similar type of Contract (other than those that are or on the Closing Date will be terminable at will or upon not more than 60 days’ notice by the Company without any Liability to the Company, except Liability with respect to services rendered before the termination thereof);

(7) each Contract the performance of which requires aggregate payments of or from the Company in excess of $25,000 per year;

(8) each mortgage agreement, deed of trust, security agreement, purchase money agreement, conditional sales contract, capital lease or other similar Contract made or accepted by the Company or any sale-leaseback arrangement pertaining to any real property or to equipment (other than any purchase money agreement, conditional sales contract, capital lease, sale-leaseback or other similar Contract evidencing Encumbrances under which there exists an aggregate future Liability less than $25,000 per Contract);

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(9) each Contract pursuant to which the Company has granted any Encumbrance (other than a Permitted Encumbrance) on any Acquired Asset or under which the Company is obligated to repay or has guaranteed or secured any outstanding indebtedness for borrowed money;

(10) each Real Property Lease;

(11) each partnership, joint venture, profit sharing, strategic alliance, sharing of revenue, profits, losses, costs or liabilities or similar Contract;

(12) each Contract with any distributor or broker of any product or service offered by the Company;

(13) each Contract for the sale of any product or service offered by the Company that calls for performance over a period of more than 6 months (other than those that are or on the Closing Date will be terminable at will or upon not more than 30 days’ notice by the Company without any Liability to the Company except Liability with respect to products or services ordered before the termination thereof);

(14) each Contract with (i) a Governmental Authority that is material to the Business or (ii) the U.S. federal government or any agency, branch, commission, bureau or other instrumentality thereof; and

(15) each Contract with any of the customers or vendors required to be listed in Section 3.21 of the Disclosure Schedule.

(b) The Company has delivered to Buyer a true, correct and complete copy of each (i) Material Contract (or, to the extent that a Material Contract is oral, an accurate description of the terms thereof where such Material Contract is disclosed in the Disclosure Schedule) and (ii) open purchase order relating to any Material Contract to the extent such open purchase order is readily available in the Company’s Enterprise Resource Planning payment system. With respect to each Assumed Contract, (1) such Assumed Contract is legal, valid and binding, in full force and effect and enforceable (except to the extent enforceability may be limited by any Enforcement Limitation) in accordance with its terms against the Company and, to the Company’s Knowledge, against each other party thereto, (2) the Company is not and, to the Company’s Knowledge, no other party thereto is in material breach of or default under such Assumed Contract and no party thereto has given to any other party thereto written, or to the Company’s Knowledge other, notice alleging that such a breach or default occurred, (3) no event has occurred that (with or without the passage of time or giving of notice) would constitute a material breach or default of, or result in a termination, material modification, acceleration or cancellation of, such Assumed Contract or of any material right or Liability thereunder, (4) the Company has not waived any material right under such Assumed Contract, and (5) no party to such Assumed Contract has terminated, modified, accelerated or canceled such Assumed Contract or any material right or Liability thereunder or communicated in writing or, to the Company’s Knowledge, other notice such party’s intent to do so.

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3.9 Certain Assets; Sufficiency. The Company has good and valid title to, or a valid leasehold interest in or a valid license for, each asset included in the Acquired Assets, whether real, personal, tangible or intangible property, free and clear of any Encumbrance other than any Permitted Encumbrance, except for any asset disposed of in its Ordinary Course of Business since the Balance Sheet Date or as listed in Section 3.9(a) of the Disclosure Schedule. Each such asset that is tangible personal property is free from material defects (patent and latent), has been maintained in accordance with normal Company practice, is in good operating condition and repair (except normal wear and tear) and is suitable and sufficient for the purposes for which it is used. Except as set forth in Section 3.9(b) of the Disclosure Schedule, the Acquired Assets, together with the rights and services to be provided under the Warehousing Agreement, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the assets necessary to conduct the Business as currently conducted.

3.10 Real Property.

(a) Section 3.10(a) of the Disclosure Schedule lists all real property and all interests in real property, in each case that is leased by the Company or that the Company has the right to occupy (each, whether written or oral, being a “Real Property Lease” and any real property leased or occupied under a Real Property Lease being “Leased Real Property”). The Company does not own, and has not owned in the last 5 years, any real property.

(b) Except as set forth in Section 3.10(b) of the Disclosure Schedule, all of the land, buildings, structures and other improvements used by the Company in the conduct of the Business are included in the Leased Real Property. Except for the Real Property Leases, there is no lease (including sublease) or occupancy agreement in effect with respect to any Leased Real Property. There is not pending, or to the Company’s Knowledge, Threatened any Proceeding regarding condemnation or other eminent domain Proceeding affecting any Leased Real Property or any sale or other disposition of any Leased Real Property in lieu of condemnation. During the past 3 years, no Leased Real Property has suffered any material damage by fire or other casualty that has not been completely repaired and restored.

(c) The Company has a valid leasehold interest under each Real Property Lease, subject to any Enforcement Limitation. All rent and other sums and charges payable by the Company as tenant thereunder are current. No party to any Real Property Lease has repudiated any provision thereof and there is no dispute or forbearance program in effect with respect to any Real Property Lease. Since During the past 3 years, the Company has not received written notice from any insurance company that such insurance company will require any alteration to any Leased Real Property for continuance of a policy insuring such property or the maintenance of any rate with respect thereto (other than any notice of alteration that has been completed), to the extent that such alteration is the responsibility of the Company.

(d) There is no purchase option, right of first refusal, first option or other right held by the Company with respect to, or any real estate or building affected by, any Real Property Lease that is not contained within such Real Property Lease. The Company has not exercised any option or right to terminate, renew or extend or otherwise affect any right or obligation of the tenant under any Real Property Lease or to purchase the real property subject to any Real Property Lease.

3.11 Environmental Matters.

(a) The Company has made available to Buyer copies of all material Permits, authorizations, and disclosures and all material reports and other documents relating to the status of any Leased Real Property or otherwise relating to the Business of the Company with respect to any Environmental Law, including Phase I and Phase II environmental site assessments related to any Leased Real Property, in each case that were received or obtained by the Company since January 1, 2024, and that are in the Company’s possession or control.

(b) Except as set forth in Section 3.11(b) of the Disclosure Schedule, the Company has obtained each material Permit that it is required to obtain under any Environmental Law. Except as set forth in Section 3.11(b) of the Disclosure Schedule, the Company is, and during the past 3 years has been, in compliance in all material respects with all Environmental Laws and the terms and conditions of all Permits issued with respect to the Company pursuant to any Environmental Law. To the Company’s Knowledge, no incident, condition, change, effect or circumstance with respect to the Company has occurred or exists that could reasonably be expected to prevent or interfere with such material compliance by the Company in the future, including any failure to make a timely application or submission for renewal of any such Permit. The Company has undertaken all measures necessary to facilitate transferability of each such Permit to Buyer, and, to the Company’s Knowledge, there is no condition, event or circumstance that might prevent or impede the transferability of each such Permit.

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(c) The Company has not received written notice of an Environmental Claim, and there is no Environmental Claim pending or, to the Company’s Knowledge, Threatened against the Company or against any Person whose Liability for such Environmental Claim the Company has or retained or assumed by Contract or under any Applicable Law. To the Company’s Knowledge, no incident, condition, change, effect or circumstance has occurred or exists that could reasonably be expected to form the basis of an Environmental Claim against the Company or against any Person whose Liability for such Environmental Claim the Company has or retained or assumed by Contract or under any Applicable Law.

(d) There is not present in, on or under any Leased Real Property any Hazardous Substance in such form or quantity as to create any material Liability of the Company or Buyer under any Environmental Law or any other Liability for the Company. No Hazardous Substance has been released, emitted, disposed of, placed, dumped, spilled or otherwise come to be located on, at, or beneath any Leased Real Property or any property owned, leased, operated or used by the Company in the last 5 years (during such period of occupancy), that would reasonably be expected to give rise to material Liability (including any obligation to investigate, cleanup, remediate, or monitor site conditions) under Environmental Law. The Company has not installed, used, generated, treated, disposed of or arranged for the disposal of any Hazardous Substance in any manner so as to create any material Liability of the Company or Buyer under any Environmental Law or any other Liability for the Company or Buyer.

(e) Except as set forth in Section 3.11(e) of the Disclosure Schedule, to the Company’s Knowledge, none of the following exists at the Leased Real Property: (i) underground storage tanks, (ii) asbestos-containing material, (iii) materials or equipment labeled as containing polychlorinated biphenyls, (iv) sumps or catchment or drainage systems, or (v) disposal units or landfills.

(f) The Company has not retained or assumed, by Contract or operation of law, any Liability of third parties under any Environmental Law.

(g) The transactions contemplated in this Agreement do not require notice to, or approval from, any Governmental Authority under any Environmental Law.

3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedule lists all: (1) Intellectual Property of the Company that is registered with any Governmental Authority (or with any Person that maintains domain name registrations) and all applications for any such registration; (2) all material, unregistered trademarks; (3) material proprietary formula or recipes owned by the Company; and (4) material proprietary software owned by the Company.

(b) The Company owns (free and clear of all Encumbrances, other than any Permitted Encumbrance), or has the right to use without payment of any royalty, license fee or similar fee, the Transferred IP.

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(c) No Transferred IP owned by the Company is or has been involved in any interference, reissuance, reexamination, invalidation, cancellation, opposition or similar Proceeding and, to the Company’s Knowledge, no such Proceeding is Threatened. During the past 3 years, the Company has not received any written charge, complaint, claim, demand or notice alleging that any use, sale or offer to sell any good or service of the Company interferes with, infringes upon, misappropriates or violates any Intellectual Property right of any other Person, including any claim that the Company must license or refrain from using any Intellectual Property right of any other Person or any offer by any other Person to license any Intellectual Property right of any other Person. The Company has not during the past 3 years, and is not, and the products and services of the Company have not and are not, interfering with, infringing upon, misappropriating or violating the Intellectual Property of any other Person. To the Company’s Knowledge, no other Person is interfering with, infringing upon, misappropriating or violating the Intellectual Property owned by the Company.

(d) To the Company’s Knowledge, no current employee of the Company is bound by any Contract (other than with the Company or its Affiliates) that restricts or limits the scope or type of work in which such employee may be engaged or requires such employee to transfer, assign or disclose information concerning such employee’s work to any Person other than the Company or its Affiliates.

(e) The Company takes reasonable precautions to protect the secrecy, confidentiality and value of all confidential, proprietary or other non-public information of the Business, including any trade secrets maintained by the Company. To the Company’s Knowledge, during the past 3 years, no such confidential, proprietary or other non-public information of the Business has been used either for the material benefit of any Person (other than the Company and its Affiliates) or to the material detriment of the Company.

3.13 Insurance.

(a) Section 3.13(a) of the Disclosure Schedule lists all material insurance policies in force on the date hereof that are maintained by or cover the Company or any material aspect of the Business other than any self-insurance or captive insurance programs or policies (each an “Insurance Policy”).

(b) (1) Each Insurance Policy is legal, valid, binding, enforceable and in full force and effect (subject to any Enforcement Limitation); and (2) no written notice of termination, cancellation or reduction of any such Insurance Policy has been received by the Company. The scope and amount of coverage under such Insurance Policies is customary and reasonable for the Business.

3.14 Absence of Certain Events. Since the Balance Sheet Date, (A) there has not been any Material Adverse Effect on the Company or the Business and (B) the Company has been operated, in all material respects, in its Ordinary Course of Business. Without limiting the generality of the foregoing, except as listed in Section 3.14 of the Disclosure Schedule, since the Balance Sheet Date, the Company has not done any of the following:

(a) (1) issued or otherwise allowed to become outstanding or acquired or pledged or otherwise encumbered any equity interest or other security of the Company or right (including any option, warrant, put or call) to any such equity interest or other security, or (2) declared, set aside or paid any dividend on, or made any other distribution in respect of, any of its equity interests or other securities, except for cash distributions to the sole stockholder of the Company;

(b) (1) except for sales of inventory in its Ordinary Course of Business, made any sale, lease to any other Person, license to any other Person or other disposition of any asset with a value exceeding $37,500 individually or $75,000 in the aggregate, (2) failed to preserve and maintain all of the Leased Real Property in substantially the same condition as existed on the Balance Sheet Date, ordinary wear and tear expected, (3) erected any new improvement on any of the Leased Real Property, (4) made any capital expenditure or purchased or otherwise acquired any asset (other than purchases of inventory in its Ordinary Course of Business and excluding purchases or capital expenditures that do not exceed $37,500 individually or $75,000 in the aggregate), (5) leased any real or material personal property from any other Person, (6) acquired by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person or division thereof, or (7) adopted a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;

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(c) (1) entered into any Material Contract, or amended, modified, altered or terminated (or has received notice of termination of) any Material Contract, or (2) waived, released or assigned any material right or claim under any such Material Contract;

(d) with respect to the Acquired Assets or the Business, (i) amended any material Tax Return, (ii) made, changed, revoked or rescinded any material election with respect to Taxes following the Closing, (iii) extended or waived any material statute of limitations regarding any Tax payable, (iv) initiated any voluntary disclosure or similar process with respect to Taxes or Tax Returns, or (v) agreed to any material extension of time regarding the assessment of any Tax deficiency;

(e) with respect to the Acquired Assets or the Business, (1) adopted or changed in any material respect any accounting method or principle used by the Company, except as required under Applicable Law or GAAP, or (2) changed any annual accounting period;

(f) except in its Ordinary Course of Business, (1) adopted, entered into (including as a participating employer), amended or terminated any bonus, profit-sharing, compensation, severance, termination, pension, retirement, deferred compensation, trust, fund or other arrangement or other Plan for the benefit of any individual, (2) entered into or amended any employment arrangement or relationship with any new or existing employee of the Company that had or will have the legal effect of any relationship other than at-will employment, (3) materially increased any compensation or fringe benefit of any director, officer or employee of the Company or paid any benefit to any director, officer or employee of the Company, other than pursuant to a then-existing Plan and in amounts consistent with past practice, (4) granted or committed to grant any award to any director, officer or employee of the Company under any bonus, incentive, performance or other compensation Plan (including the removal of any existing restriction in any Plan or award made thereunder), (5) entered into or amended any collective bargaining agreement, (6) taken any action to accelerate the vesting or lapsing of restrictions of compensation or benefits under any Company Plan, or (7) except as required by Applicable Law or Contract that existed during such period, took any action to segregate any asset for, or in any other way secure, the payment of any compensation or benefit to any employee;

(g) amended or changed, or authorized any amendment or change to, any of its Organizational Documents;

(h) failed to make or commit to make capital expenditures contemplated to be made in accordance with past practice;

(i) granted or had come into existence any Encumbrance on any material asset other than (1) pursuant to a Material Contract or (2) any Permitted Encumbrance;

(j) except in its Ordinary Course of Business, (1) paid, discharged, settled or satisfied any claim, obligation or other Liability (whether absolute, accrued, contingent or otherwise) or (2) otherwise waived, released, granted, assigned, transferred, licensed or permitted to lapse any right of material value;

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(k) accelerated the collection of or discounted accounts receivable, delayed the payment of trade payables or accrued expenses, delayed the purchase of supplies or delayed capital expenditures, repairs or maintenance; or

(l) entered into any Contract, or agreed or committed (binding or otherwise), to do any of the foregoing.

3.15 Employee Benefits.

(a) Section 3.15(a) of the Disclosure Schedule lists each Plan (i) of which the Company or any ERISA Affiliate is a Plan Sponsor, or to which the Company or any ERISA Affiliate otherwise contributes or has contributed, and, in each case, in which any Company Employee participates, or (ii) in which the Company has any material Liability (each a “Company Plan”). Each Company Plan has been established, maintained and administered in material compliance with its terms and with the requirements of ERISA, the Code and Applicable Law.

(b) No Company Plan is and neither the Company nor any ERISA Affiliate has any unsatisfied Liability with respect to a (i) defined benefit pension plan or multiemployer pension plan that is subject to Title IV of ERISA, or (ii) multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), in either case which would be reasonably likely to become a Liability of the Buyer.

(c) The Company and all ERISA Affiliates have satisfied all obligations applicable to the Company under COBRA with respect to any qualifying event that has occurred on or before the Closing Date.

(d) There are no pending or, to the Company’s Knowledge, Threatened Proceedings against any Company Plan or any fiduciary thereof (except for benefit claims in the ordinary course). No Company Plan is under audit or the subject of an administrative proceeding by the IRS, the Department of Labor or any other Governmental Authority.

(e) All material contributions, reimbursements, premium payments and other payments required to be made by the Company to any Company Plan have been made on or before their applicable due dates or have been properly accrued.

(f) Except as set forth in Section 3.15(f) of the Disclosure Schedule, the execution of, and performance of the transactions contemplated by, this Agreement will not, either alone or in connection with any other event(s): (i) entitle any Company Employee to any payment of compensation or benefits (whether in cash, property, or the vesting of property); (ii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit becoming due to any Company Employee; (iii) require contributions or payments to fund any obligations under any Company Plan on behalf of any Company Employee; (iv) increase the amount of compensation or benefits due or payable to any Company Employee; or (v) provide for any payment or benefit, individually or together with any other payment or benefit, to any “disqualified individual” (within the meaning of Section 280G of the Code) that would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code).

(g) Solely to the extent related to the Company Employees, each Company Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

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(h) The Company maintains no obligations to gross-up or reimburse any Company Employee for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

3.16 Employees and Labor Relations.

(a) Except as listed in Section 3.16(a) of the Disclosure Schedule, with respect to the Company: (1) the Company has no present intention to terminate any employee’s employment other than in connection with the transactions contemplated hereby; (2) no employee thereof is a party to any confidentiality, non-competition, proprietary rights or similar Contract between such employee and any Person other than the Company or one of its Affiliates that is material to the performance of such employee’s employment duties or the Company’s ability (or, after Closing, that will be material to Buyer’s ability) to conduct the Business; (3) there is no collective bargaining agreement or relationship with any labor organization; (4) since January 1, 2024, no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (5) no union organizing or decertification effort exists or has occurred since January 1, 2020, or is Threatened; (6) no labor strike, work stoppage, picketing, slowdown or other material labor dispute has occurred since January 1, 2020, or, to the Company’s Knowledge, is Threatened; (7) to the Company’s Knowledge, there is no workers’ compensation Liability, experience or matter that will or is reasonably likely to materially and adversely affect the Company (other than as is accrued in the Financial Statements); (8) there is no employment-related Proceeding pending or Threatened regarding an alleged violation or breach by the Company (or any of its officers or directors) of any Applicable Law or Contract; and (9) to the Company’s Knowledge, no employee or agent of the Company has committed any act or omission giving rise to any material Liability for any violation or breach by the Company (or any of its officers or directors) of any Applicable Law or Contract. The Company is, and during the past 3 years has been, in compliance with all Applicable Laws respecting employment and employment practices, terms, and conditions of employment, wages and hours, (including with respect to the classification of workers, meal and rest breaks, wage statements and reimbursement of expenses), equal opportunity, work authorization, collective bargaining, the payment of social security and other Taxes, and occupational safety and health (collectively, the “Labor Laws”). The Company has not engaged in any unfair labor practices, and the Company is not liable for any material Liabilities resulting from any failure to comply with any of the Labor Laws. The Company has paid or made provision for payment of all salaries and wages that are payable by the Company to any employee, independent contractor or leased employee, accrued through the Closing Date.

(b) Section 3.16(b)(i) of the Disclosure Schedule lists, for each employee of the Company (each a “Company Employee”) that includes for each Company Employee: the Person’s name, position or function, location, status as exempt or non-exempt under the Fair Labor Standards Act, status as active or on leave (and, if on leave, the general nature of the leave and the expected return date), status as full-time or part-time, amount of accrued but unused vacation time and base compensation (as of the date hereof, including bonus opportunity). The Company has provided Buyer with a list of each independent contractor or leased employee of the Company, including each such Person’s name, a description of services provided, and the number of hours of services provided per week on average. Except as set forth in Section 3.16(b)(ii) of the Disclosure Schedule, no Person who provides services to the Business has communicated to the Company in writing, or, to the Company’s Knowledge, otherwise any intention to terminate such Person’s employment or engagement with the Company. Each Person who provides services to the Business has been and is properly classified with respect to employment status for all purposes, including employment, labor and wage and hour compliance and Tax purposes.

(c) Prior to the Closing Date, the Company has not implemented any plant closing or layoff of employees governed by the WARN Acts or any similar Applicable Law.

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(d) The Company has in its files a Form I-9 that is validly and properly completed in accordance with Applicable Law for each employee or former employee of the Company with respect to whom such form is required under Applicable Law. Each Company Employee is legally authorized to work in the United States.

3.17 Certain Business Relationships. Except as set forth in Section 3.17 of the Disclosure Schedule, none of the following Persons (regardless of the capacity of such Person, including as an individual or trustee) (a) is a party to a Contract with the Company other than as a customer of the Business or (b) owns, licenses or leases any material asset used in the Business: (1) any Affiliate of the Company or any stockholder of the Company (other than any stockholder of Sysco Corporation); (2) any director or officer of the Company or of any Affiliate of the Company (other than any stockholder of Sysco Corporation); or (3) any immediate family member of any stockholder of the Company or of any such director or officer.

3.18 Brokers. The Company has no obligation or other Liability to any broker, finder or similar intermediary in connection with the transactions contemplated herein.

3.19 Inventory. With respect to the inventory of the Company that is a part of the Acquired Assets (including all raw materials, supplies, manufactured parts, purchased parts, work in process and finished goods), (a) all of such inventory, other than written-off inventory or inventory that has been written down, consists of a quality and quantity usable and salable in its Ordinary Course of Business, (b) the quantities of inventory are reasonable in the present circumstances of the Company, and (c) no inventory is on consignment.

3.20 Food Regulatory Compliance. Except as set forth in Section 3.20 of the Disclosure Schedule:

(a) During the past 3 years, the Company has operated the Business in material compliance with all Food Laws.

(b) The Company is not the subject of a pending enforcement action or, to the Company’s Knowledge, Threatened investigation by the FDA, USDA, or any other Governmental Authority concerning any products of the Company. Since January 1, 2024, the Company has not received any written notice of an enforcement action or pending or Threatened Proceeding alleging any violation of Food Laws.

(c) During the past 3 years, the Company has not received any FDA Form 483, Warning Letter, Notice of Violation, or other written notice, or been subject to a pending or Threatened Proceeding from the FDA or any other Governmental Authority alleging noncompliance with any Food Laws.

(d) During the past 3 years, no product of the Company has been subject to a recall or withdrawal, and, to Company’s Knowledge, no Governmental Authority is Threatening a recall or withdrawal of the Company’s products.

(e) During the past 3 years, the Company has not committed any act or made any statement that violates FDA’s policy with respect to “Fraud, Untrue Statements or Material Facts, Bribery, and Illegal Gratuities” or any such similar policies set forth by a Governmental Authority that has authority to have jurisdiction over the Company.

(f) With respect to products regulated by USDA, the Company has received all necessary label approvals to market and sell such products. All promotional and advertising materials used or produced by the Company comply in all material respects with all Food Laws. All claims on product labels, labeling, and packaging, and promotional and advertising materials, including claims which appear on any of the Company’s websites or social media platforms, are substantiated with competent and reliable evidence and, where required, with applicable certifications in accordance with applicable Food Laws.

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(g) During the past 3 years, the Company has not received or been subject to any Order relating to, or otherwise involving, (i) an alleged defect in any product; (ii) the failure of any product to meet applicable specifications; or (iii) any misleading or deceptive trade practices or labeling defect, and to the Company’s Knowledge, there is no fact, situation, circumstance, condition, or other basis for any of the foregoing.

3.21 Suppliers and Customers. Section 3.21 of the Disclosure Schedule lists the 10 largest suppliers by dollar volume (listing the dollar volume for each) of products and services to the Company (each, a “Major Supplier”) and the 10 largest customers by dollar volume (listing the dollar volume for each and aggregating all purchases made by Affiliates of the Company) of products and services of the Company (each, a “Major Customer”), in each case, for the 12 fiscal month period ended on the Balance Sheet Date. The Company has not received any written, or, to the Company’s Knowledge, other notice that any such supplier or customer is terminating or materially reducing or making any materially adverse change in or intends to terminate or materially reduce or make any materially adverse change in the business relationship with the Company.

3.22 Anti-Corruption.

(a) None of the Company or, to the Company’s Knowledge, any employee, director or officer of the Company, in each case in its capacity as such, has since January 1, 2024, directly or indirectly: (i) taken any action, directly or indirectly, in violation of the Foreign Corrupt Practices Act of 1977 or any other Anti-Corruption Law applicable to the Company, (ii) offered, made, authorized, promised to pay, solicited or received any unlawful payment or money or other item of value to or from any governmental official, (iii) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, or (iv) made any payment in the nature of criminal bribery. There are no, and since January 1, 2024 there have not been, any internal or external investigations, audits, actions or Proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company or any employee, director or officer of the Company (in each case in its capacity as such) or, to the Company’s Knowledge, any employee, director or officer of the Company providing services to the Company or with respect to the Business with respect to any Anti-Corruption Law.

(b) None of the Company or any employee, director or officer of the Company (i) (A) is a Person that is currently or has been since January 1, 2024, at the time such Person was an employee, director or officer of the Company, the target of any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered or enforced by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union and its member states, the United Kingdom (including sanctions administered or enforced by His Majesty’s Treasury), Switzerland, or Singapore (collectively, “Sanctions”); (B) is a Person that is or has been since January 1, 2024, at the time such Person was an employee, director or officer of the Company, listed on any Sanctions-related list of designated or blocked persons; (C) is controlled or fifty percent (50%) or more owned by a Sanctioned Country or any Person that is currently the target of Sanctions or listed on any Sanctions-related list of designated or blocked persons (collectively, such persons, “Sanctioned Persons”), (ii) is or has been since January 1, 2024, at the time such Person was an employee, director or officer of the Company located, organized or resident in a country or territory that is subject to comprehensive Sanctions (collectively the countries and territories referred to in sub-clause (ii), the “Sanctioned Countries” and each, a “Sanctioned Country”). None of the Company or, to the Company’s Knowledge, any employee, director, or officer of the Company (in each case in its capacity as such) has, since January 1, 2024, (x) violated any applicable Sanctions in any material respects or (y) engaged in any transactions with a Person that was, at such time, a Sanctioned Person, or with or in a country or territory that was, at such time, a Sanctioned Country, where such dealings or transactions would have violated said Sanctions in any material respects.

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(c) The Company does not import or export any good or services.

3.23 Privacy and Data Security.

(a) The Company’s receipt, collection, transmission, use, storage, disposal and security of Protected Information complies with applicable Information Privacy and Security Laws and Requirements, in each case, in all material respects.

(b) During the past 3 years, the Company has adopted policies and procedures with respect to privacy, data protection, security and the collection and use of Protected Information gathered or accessed in the course of the operations of the Company that are commercially reasonable and comply in all material respects with applicable Information Privacy and Security Laws and Requirements. The Company has taken commercially reasonable actions designed to protect the confidentiality, integrity, availability and security of its Protected Information, its Technology and Company Systems against any unauthorized use, access, interruption, modification or corruption.

(c) Except as set forth on Section 3.23(c) of the Disclosure Schedule, since January 1, 2024, there has been no data security breach of any Technology and Company Systems or unauthorized access, acquisition, use or disclosure of any Protected Information, owned, used, stored, received, or controlled by or on behalf of the Company, including any unauthorized access, acquisition, use or disclosure of Protected Information, that would constitute a breach for which notification to individuals and/or Governmental Authorities is required under any applicable Information Privacy and Security Laws and Requirements (“Security Incident”).

(d) During the past 3 years, to the extent required by Applicable Law or by Contract to which the Company is a party, the Company has (i) performed security assessments and control requirements, (ii) performed regular enterprise-wide penetration testing and (iii) performed vulnerability scans on each network and hardware owned or operated by or on behalf of the Company. The Company has remediated all critical and high, or other material threats and material deficiencies identified in such security assessments, penetration tests and vulnerability scans.

(e) The Company Systems are (i) fully functional and operate and run in a reasonable business manner and (ii) free from bugs, viruses, malware and programming, design and documentation defects, errors, and corruptions. The Company has implemented and maintained commercially reasonable back up and disaster recovery procedures and facilities for the Business. The Company has used commercially reasonable efforts to implement security patches and upgrades that are generally available for the Company Systems. There have been no breakdowns, material substandard performances, breaches or outages of the Company Systems during the past 3 years that have caused any material disruption in the operation of the Business.

3.24 No Other Representations and Warranties. Except for the representations and warranties contained in this Article 3 (as modified by the Disclosure Schedule), neither the Company nor any other Person on behalf of the Company makes or has made any other representation or warranty, expressed or implied, at law or in equity, with respect to the Company or the Company’s businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise).

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Article 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company as of the date of this Agreement that:

4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has requisite power and authority to own and lease its properties and assets and conduct its business. Buyer is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except for those jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

4.2 Authority and Authorization; Conflicts; Consents.

(a) The execution, delivery and performance of this Agreement and each Ancillary Document of Buyer have been duly authorized and approved by all necessary corporate action. Assuming due authorization, execution and delivery by Buyer of this Agreement and each Ancillary Document of the Company and its Affiliates, this Agreement and each Ancillary Document of Buyer are the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation. Buyer has all requisite corporate power and authority to enter into this Agreement and each Ancillary Document to be executed and delivered by Buyer and to consummate the transactions contemplated herein and therein to be consummated by Buyer.

(b) Neither the execution nor delivery by Buyer of this Agreement or by Buyer of any Ancillary Document nor consummation by Buyer of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice): (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of Buyer; (2) violate any Applicable Law or Order; or (3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than Buyer to accelerate, increase, terminate, modify or cancel any right or obligation under, any Contract to which Buyer is a party, except where such breach, violation, default, conflict or right described in clause (2) or (3) above would not be expected to materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.

(c) No consent or approval by, notification to or filing with any Person is required in connection with Buyer’s execution, delivery or performance of this Agreement or any Ancillary Document of Buyer or Buyer’s consummation of the transactions contemplated herein or therein, except for any consent, approval, notice or filing, the absence of which will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.

4.3 Litigation and Orders. There is no claim (whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator) or other Proceeding pending or, to Buyer’s knowledge, Threatened against Buyer or to which Buyer is a party or that is reasonably expected to directly adversely affect Buyer, in each case, that will materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein. Buyer is not subject to any Order, in each case that will materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.

4.4 Brokers. Except with respect to Lake Street Capital Markets, LLC, all of whose fees and expenses will be the sole and exclusive responsibility of Buyer, Buyer has no obligation or other Liability to any broker, finder or similar intermediary in connection with the transactions contemplated herein that would cause the Company to become liable for payment of any fee or expense with respect thereto.

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4.5 No Other Representations and Warranties. Except for the representations and warranties contained in this Article 4, neither Buyer nor any other Person on behalf of Buyer makes or has made any other representation or warranty, expressed or implied, at law or in equity, with respect to Buyer or Buyer’s businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise).

Article 5

CERTAIN COVENANTS

5.1 Access to Information. For a period of 3 years after Closing, subject to the reasonable confidentiality precautions of the Party whose information is being requested, each Party will, during normal business hours and upon reasonable advance notice from any requesting Party and at the sole expense of such requesting Party: (1) provide information from the books and records (including financial and Tax records, Tax Returns, files, papers and related items) of such Party that has not previously been provided to such requesting Party and is not otherwise accessible by such requesting Party and (2) cause such requesting Party and such requesting Party’s representatives to have reasonable access to the personnel responsible for preparing and maintaining such books and records, in each case solely to the extent relating to the Company, the Acquired Assets or the Business and solely to the extent necessary to (A) defend any Proceeding, (B) prepare or audit financial statements, (C) prepare or file Tax Returns or reports with the SEC or any national securities exchange, or (D) respond to any investigation or other inquiry by or under the control of any Governmental Authority; provided, however, that (A) such requests and access (i) are not unreasonably burdensome and do not unreasonably interfere with the normal operations of the Party whose information is being requested or accessed and its respective Affiliates, (ii) are permissible under Applicable Law, and (iii) would not reasonably be expected to jeopardize the status of such books and records as privileged, (B) no Party shall be required to provide any Tax Returns (including portion thereof) or any other information with respect to any of its Affiliates, except to the extent such Tax Return (or portion thereof) or other information is solely with respect to the Acquired Assets or the Business and (C) no Party shall be required to generate or create any reports, records, data sets, or financial statements that do not already exist and shall not be required to provide requested financial information in any new format that does not already exists. Each Party will retain its relevant books and records in accordance with such Party’s standard document retention policies and practices.

5.2 Further Assurances. If after Closing any further action is necessary to carry out any purpose of this Agreement, then each Party will take such further action (including the execution and delivery of further documents) as any other Party reasonably requests to carry out such purpose, including that the Company shall provide certificates of title and take such actions as required to transfer title of each motor vehicle set forth on Exhibit 1.1(a)(11) to Buyer or its applicable Affiliate. The foregoing will be at the expense of such requesting Party, except to the extent such requesting Party is entitled to indemnification therefor or to the extent this Agreement otherwise allocates such expense to any other Party.

5.3 Confidentiality; Publicity.

(a) Confidentiality Agreement. The Confidentiality Agreement between Sysco Corporation and Mama’s Creations, Inc., dated April 4, 2024 shall terminate automatically without further action upon the Closing.

(b) Confidentiality. For a period of 2 years from and after the Closing, the Company agrees not to disclose or use (and shall cause its Affiliates not to use or disclose) for any purpose other than in connection with the transactions contemplated in this Agreement, any confidential, proprietary or other non-public information of the Business. For a period of 2 years from and after the Closing, Buyer agrees not to disclose or use (and shall cause its Affiliates not to use or disclose) for any purpose other than in connection with the transactions contemplated in this Agreement, any confidential, proprietary or other non-public information of any Affiliates of the Company or their businesses (other than the Business).

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(c) Publicity. No Party will, and each Party will cause each of its Affiliates not to, make any public release or announcement regarding this Agreement or any of the transactions contemplated herein without the prior written approval thereof of each Party (not be unreasonably withheld, conditioned or delayed). Each Party will cooperate with each other in issuing, promptly after the Closing, one or more press releases and in the case of Buyer a Form 8-K (all with mutually agreed upon text) that announces the Parties’ consummation of the transactions contemplated herein. Notwithstanding the foregoing, each Party and its Affiliates may provide customary information in respect of the transaction following the issuance of the press releases issued pursuant to the prior sentence and consistent with the information provided therein (i) to their financing sources, including to current and prospective investors, lenders or partners, and (ii) in connection with fundraising activities or performance reporting to current or prospective investors, lenders or partners.

(d) Certain Permitted Disclosures. Notwithstanding the foregoing, nothing in this Section 5.3 will prevent any of the following at any time:

(1) a Party or any of its Affiliates disclosing any information to the extent required under Applicable Law or under the rules and regulations of any national securities exchange (to the extent such Party or any of its Affiliates has any of its securities traded or listed thereon) or pursuant to any subpoena or legal request or demand; provided, however, that if a Party or any of such Party’s Affiliates is required to so disclose any information that otherwise would be prohibited in the absence of this clause (1), then (A) other than in connection with the filing of periodic or current reports made with the U.S. Securities and Exchange Commission, such Party will provide to each other Party prompt written notice thereof and cooperate (and cause such Affiliate, as applicable, to cooperate) with any such other Party, to the extent such other Party requests and at such other Party’s sole expense, so that such other Party may seek a protective order or other appropriate remedy or waive compliance with the terms of this Agreement (subject, in each case, to legal requirements to the contrary) and (B) such Party will (and will cause such Affiliate, as applicable, to) disclose only the portion of such information that is required to be disclosed;

(2) a Party or any of its Affiliates from making statements or disclosures regarding the Company, the Business or the transactions contemplated hereby that are consistent with information that is otherwise publicly available (other than as a result of any breach of this Section 5.3);

(3) a Party or any of its Affiliates making a statement or disclosure (A) as part of its or any of its Affiliate’s financial statements or Tax Returns, or (B) to the extent reasonably necessary to enforce or comply with this Agreement; or

(4) a Party making a statement or disclosure to such Party’s (or any of its Affiliate’s) legal, accounting and financial advisers to the extent reasonably necessary for any such adviser to perform its legal, accounting and financial services, respectively, for such Party (or such Affiliate).

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5.4 Employee Matters.

(a) Liabilities. Each Party acknowledges and agrees that, notwithstanding any other term herein or transaction contemplated hereby, (1) Buyer will not assume and will not otherwise have transferred to it any Liability of the Company or any of the Company’s Affiliates with respect to any current or former employee, officer, director, or service provider of the Company or any such Affiliate (or with regard to any current or former dependent or family member, or beneficiary of such individual), including any Liability with respect to any compensation, workers’ compensation, sick leave, vacation, other time off or other Company Plan or under or regarding COBRA, and (2) this Agreement does not create any right of employment in any individual; provided, however, Buyer will assume and indemnify the Company from any Liability that arises under the WARN Acts in connection with the consummation of the transactions contemplated herein including Liability that results from the non-hire by Buyer of any Company Employees for any reason, except to the extent such Liability results from the non-hire by Buyer due to such employees’ failure to satisfactorily complete Buyer’s standard hiring and screening process and conditions relating to completion of necessary I-9 forms, background checks and, where applicable, credit checks. Without implying any limitation on the Company’s Liabilities, the Company (or its Affiliates) will satisfy when due (A) all Liabilities described in the preceding clause (a)(1) of this Section and (B) with respect to Liabilities under or regarding COBRA, all Liabilities to and with respect to each individual described in such clause (a)(1) who is an “M&A qualified beneficiary” with respect to the transactions contemplated herein (within the meaning of Treasury Regulation section 54.4980B-9, Q&A-4), specifically by maintaining a group health plan that will offer COBRA continuation coverage to such individuals for the maximum coverage period required under COBRA, in each case regardless of any Applicable Law that may impose or attempt to impose any such Liability on Buyer or any of its Affiliates. Without limiting the generality of the foregoing, the Company has paid or will pay in full all annual bonuses payable to the Transferred Employees for the Company’s fiscal year ended on the Balance Sheet Date. Notwithstanding the above, Buyer agrees that it will enter into offer letter agreements with each employee identified on Exhibit 5.4(a) under which Buyer will pay the bonus amount specified on Exhibit 5.4(a) (net of applicable withholdings and Taxes) if such employee remains employed through the date specified in Exhibit 5.4(a).

(b) Hiring of Employees. The Company and Buyer acknowledge that, before the Closing, the Company permitted Buyer to offer, and Buyer did or will offer, post-Closing employment to all of the employees of the Company (other than Excluded Employees) as of the Closing Date, with such employment offers being subject only to satisfaction of Buyer’s standard hiring and screening process and conditions relating to completion of necessary I-9 forms, background checks and, where applicable, credit checks. In connection with the Closing, the Company will permit and facilitate reasonable access to all of the Company Employees (other than Excluded Employees) for Buyer to have the right to take any of the actions described in this Section 5.4. If Buyer refuses to hire any Company Employee (other than Excluded Employees) for any reason, other than for failure to satisfactorily complete Buyer’s standard hiring and screening process and conditions relating to completion of necessary I-9 forms, background checks and, where applicable, credit checks, then Buyer shall reimburse the Company for any severance payable to the Company Employee under the Company’s (or its applicable Affiliate’s) severance plan that previously has been provided to Buyer. On the Closing Date, the Company will cooperate with Buyer with respect to the hiring of each Company Employee (other than Excluded Employees), including by promptly terminating such employee’s employment with the Company (in connection with Closing). Nothing in this Agreement, or in the Company’s past or current practices, will be deemed to obligate Buyer to continue any employment, or dictate the terms or conditions of any employment, for any period. “Transferred Employee” means each employee of the Company that Buyer hires effective as of the Closing Date. “Excluded Employee” means each individual listed in Exhibit 5.4(b). If, after the Closing Date, Buyer subsequently terminates the employment of a Transferred Employee for any reason, Buyer assumes all obligations and Liabilities in connection with such termination, including under the WARN Acts.

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(c) Compensation and Employee Benefits. Throughout the one-year period after Closing (or, if earlier, the date of the Transferred Employee’s termination of employment with Buyer or its applicable Affiliate), Buyer will, or will cause one or more of Buyer’s Affiliates to, provide to each Transferred Employee (and their dependents, as applicable), (i) a base salary or hourly wage rate, as applicable, and target annual bonus opportunities that are no less than such Transferred Employee’s base salary or hourly wage rate, as applicable, and target annual bonus opportunities immediately prior to the Closing Date, and (ii) employee benefits (other than nonqualified deferred compensation plans, equity or equity based compensation plans, defined benefit pension plan benefits and retiree health benefits) that are substantially comparable, in the aggregate, to the employee benefits (other than nonqualified deferred compensation plans, equity or equity based compensation plans, defined benefit pension plan benefits and retiree health and welfare benefits) provided to the similarly situated employees of Buyer and its Affiliates.

(d) Workers’ Compensation. The Company and its Affiliates shall be responsible for all claims for workers’ compensation benefits by any Transferred Employee that are incurred prior to the effective date of such Transferred Employee’s employment with Buyer or its applicable Affiliate. The Buyer shall be responsible for all claims for workers’ compensation benefits that are incurred on or after the effective date of a Transferred Employee’s employment with Buyer or its applicable Affiliate. A claim for workers compensation benefits shall be deemed to be incurred when the event giving rise to the claim occurs.

(e) No Amendment of Benefits nor Third-Party Beneficiary. Without limiting Section 8.4 or the foregoing terms of this Section 5.4, (1) no Company Plan or other employee benefit is or will be deemed to be amended by any term hereof and (2) no Person, including any employee (or dependent thereof) of the Company, is a third party beneficiary of any term of this Section 5.4.

(f) Compliance with WARN Acts. With respect to any “plant closing” or “mass layoff” (as such terms are defined under the WARN Acts) implemented by Buyer affecting Transferred Employees and occurring within the 90 days immediately following the Closing Date, Buyer will timely give all notices required to be given under the WARN Acts.

(g) Service Credit. With respect to any employee benefit plan, program, policy or arrangement maintained by Buyer or its Affiliates in which any Transferred Employee will participate (other than equity compensation arrangements) (collectively, “Buyer Benefit Plans”), Buyer shall, or shall cause its Affiliates to, recognize all service of such Transferred Employees with the Company and its Affiliates as of the Closing Date, as if such service were with Buyer or its Affiliates, for eligibility, vesting and benefit level and accrual, in each case for benefit determination under Buyer Benefit Plans that are leave programs or severance policies and under any Buyer Benefit Plan (other than for purposes of benefit accruals under any defined benefit pension plan and retiree health and welfare benefits or for any purposes under any equity or equity-based or long-term incentive compensation plan); provided, however, such service shall not be recognized to the extent that such recognition would result in a duplication of benefits; or such service was not recognized under the corresponding Company Plan, if any. With respect to any welfare benefit plans maintained by Buyer or its Affiliates after the Closing Date, Buyer shall (i) waive any eligibility and participation requirements, actively-at-work requirements or pre-existing condition limitations to the same extent previously met or waived under comparable plans of the Company or its Affiliates and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to amounts paid by such Transferred Employees with respect to similar plans maintained by the Company or its Affiliates.

(h) Buyer 401(k) Plan. Buyer shall, or shall cause one of its Affiliates to, have in effect a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (a “Buyer 401(k) Plan”) that will provide benefits to Transferred Employees who are eligible to participate in a 401(k) Plan of the Company or its Affiliates (the “Company 401(k) Plan”). Each Transferred Employee who participates in the Company 401(k) Plan as of the Closing Date shall become a participant in the Buyer 401(k) Plan as soon as administratively practical following the Closing Date. If a Transferred Employee elects a “direct rollover” to Buyer’s 401(k) Plan of the account balances of such Transferred Employee (including a direct in-kind rollover of promissory notes evidencing any outstanding loans) under the Company 401(k) Plan in accordance with Applicable Law and the Company 401(k) Plan, Buyer agrees to allow each such Transferred Employee to make such direct rollover.

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5.5 Certain Tax Matters.

(a) Transfer Taxes. Buyer shall pay when due all Transfer Taxes in connection with this Agreement. The Party required by Applicable Law shall, at its expense, prepare and timely file with the appropriate Taxing Authority any Tax Return or other document required to be filed with respect to Transfer Taxes (and the other Party shall reasonably cooperate with such filing Party with respect to filing such Tax Returns or other documents). Buyer and the Company shall, and shall cause their Affiliates to, upon reasonable request, use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed as a result of the transactions contemplated by this Agreement.

(b) Prorations. The Company shall be responsible for and shall pay any and all (i) Periodic Taxes imposed on the Acquired Assets and the Business relating or attributable to (A) any Pre-Closing Tax Period, and (B) any Straddle Period, which shall be the entire amount of the Periodic Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of a calendar days in such Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) Taxes other than Taxes described in clause (i) of the Company, if any, allocable to the Pre-Closing Tax Period of such Straddle Period, which shall be computed as if such taxable period ended as of the end of the day of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of calendar days in each period. To the extent the amounts of any such proratable items are not finally known as the Closing, appropriate settlement will be made within 30 days after the amount of such item is finally known. To the extent not filed on or prior to the Closing Date, all Tax Returns relating to Periodic Taxes for Pre-Closing Tax Periods and Straddle Periods shall be filed by the Person required under Applicable Law to file such Tax Returns.

5.6 Collection of Accounts Receivable; Bank Accounts.

(a) Account Receivable. The Company grants to Buyer the right and authority to collect for Buyer’s own account all Accounts Receivable and other amounts that are included in the Acquired Assets and to endorse with the name of the Company any checks, drafts or similar instruments received with respect to any of the foregoing.

(b) Banks Accounts. The Company will maintain the operation of the bank accounts listed on Exhibit 5.6(b) for a period of at least 3 months after the Closing Date.

5.7 Name Change. Within 10 days after the Closing Date, the Company will (a) amend its Organizational Documents, and take all other actions necessary, to change its name and all names under which it does business in each applicable jurisdiction to a name that does not include any Restricted Name and (b) give to Buyer a true, correct and complete copy of the filings with the applicable Governmental Authorities showing that such name changes occurred. “Restricted Name” means “Crown I Enterprises” or any variation of such name that is confusingly similar to “Crown I Enterprises.” From and after the Closing Date, the Company will and will cause each of its Affiliates to not use the Restricted Name, including on letterhead or other correspondence, employee business cards, accounts or signage. Buyer hereby covenants that it will, within 30 days after the Closing Date, ensure that all Excluded IP Assets are removed from the acquired website, social media, and other public facing materials (the “Removed IP”). Buyer agrees that neither it nor any of its Affiliates will have any rights in or license to use any of the Excluded IP Assets. Neither Buyer nor any of its Affiliates shall contest the ownership or validity of any rights of Sysco Corporation or its Affiliates in or to any of the Removed IP and will not adopt any trademark or domain name that is confusingly similar to any trademark or domain name of the Removed IP. Neither the Company nor its Affiliates shall contest the ownership or validity of any rights of Buyer or its Affiliates in or to any of the Transferred IP and will not adopt any trademark or domain name that is confusingly similar to any trademark or domain name of the Transferred IP.

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5.8 Items to Proper Party. After Closing, each Party will promptly deliver to the proper Party any mail or other communications, monies, checks or other instruments of payment received by such Party that belong to such other Party or to which such other Party is entitled.

5.9 Insurance and Insurance Proceeds. If after Closing, Buyer reasonably determines that any Liability that is an Assumed Liability or Loss occurring prior to Closing with respect to any Acquired Asset or Assumed Liability is covered by any Insurance Policy of the Company (or any Affiliate of the Company), then Buyer may give a notice to the Company that states such determination and describes the foregoing in reasonable detail. If Buyer gives such a notice, then the following will apply:

(a) The Parties will cooperate in all reasonable respects to determine if the following conditions are satisfied: (A) such Liability or Loss is covered by any such Insurance Policy of the Company (or any of its Affiliates), and (B) the Company (or any of its Affiliates) has the right to obtain any insurance proceeds with respect thereto.

(b) If all of the conditions in the preceding clause (a) are satisfied or there is a reasonable likelihood that all of such conditions are satisfied, then, at Buyer’s sole expense, the Company will use commercially reasonable efforts to obtain such proceeds from the provider of such insurance.

(c) To the extent the Company (or any of its Affiliates) actually recovers any such insurance proceeds (which, for the avoidance of doubt, would be the amount in excess of any deductible, retention or self-insurance amount), then the Company will pay (or cause such Affiliate to pay) to Buyer an amount equal to the difference (if positive) of (A) such amount of such recovered proceeds (but not to exceed the amount of such Liability or Loss) minus (B) the costs and expenses of the Company (or any of its Affiliates) incurred in connection with the foregoing (to the extent not already reimbursed by Buyer), including with respect to any Tax. Notwithstanding the foregoing, nothing in this Section 5.9 shall apply to any self-insurance or captive insurance programs or policies of the Company or its Affiliates.

5.10 Maintenance of Existence. The Company will preserve and maintain its corporate existence in the State of New York for a period of at least 12 months after the Closing Date.

5.11 Bulk Sales Laws. Each Party hereby waives compliance with each Applicable Law relating to bulk sales or bulk transfer applicable to any Acquired Asset or transaction contemplated hereby and Liabilities (other than Liabilities attributable to Transfer Taxes) arising from such non-compliance shall be Excluded Liabilities.

5.12 R&W Insurance Policy. From and after the Closing, Buyer shall not amend, modify, supplement or otherwise change, terminate or waive any provision of the R&W Insurance Policy in a manner adverse to the Company without the prior written consent of the Company.

5.13 Aptean Agreement. The Parties acknowledge and agree that the Aptean MSA, including the Order Form, dated August 22, 2025, between Open Systems, Inc. (“Open Systems”) and the Company (the “Aptean Order Form”) under the Aptean MSA, is an Assumed Contract and that the Parties shall be responsible for the obligations with respect thereto as provided on Exhibit 5.13.

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Article 6

CLOSING

6.1 Closing. Closing of the transactions contemplated herein (“Closing”) will take place remotely through the electronic exchange of documents and signatures by e-mail on the date hereof (the “Closing Date”). Closing will be effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”). All actions to be taken and all documents to be executed or delivered at the Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any such other document.

6.2 Closing Deliveries by the Company. At or prior to Closing the Company will deliver, or cause to be delivered, to Buyer the following:

(a) a Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit 6.2(a), dated the Closing Date (the “Bill of Sale”) and executed by the Company;

(b) a Warehousing Agreement in the form attached hereto as Exhibit 6.2(b), dated the Closing Date (the “Warehousing Agreement”) and executed by the Company and Guarantor;

(c) a Restrictive Covenant Agreement in the form attached hereto as Exhibit 6.2(c), dated the Closing Date (the “Restrictive Covenant Agreement”) and executed by the Company and Guarantor;

(d) a good standing certificate, dated within 10 days before the Closing, from the Secretary of State of the State of New York stating that the Company is in good standing in the State of New York;

(e) a properly completed and duly executed IRS Form W-9 from the Company on which all certifications included in Part II thereof are made;

(f) an Intellectual Property Assignment in the form attached hereto as Exhibit 6.2(f) (the “IP Assignment”) and executed by the Company;

(g) an Assignment Amendment to the Master Solution Agreement, dated April 27, 2021, between Open Systems and the Company (the “Aptean MSA”) in the form attached hereto as Exhibit 6.2(g) (the “Aptean Assignment”) and executed by the Company; and

(h) all other documents and items required by this Agreement to be delivered, or caused to be delivered, by the Company and Guarantor at the Closing.

6.3 Closing Deliveries by Buyer. At or prior to the Closing, Buyer will deliver, or cause to be delivered, to the Company the following:

(a) the Estimated Purchase Price as contemplated by and otherwise in accordance with Section 2.3;

(b) the Bill of Sale executed by Buyer;

(c) the Warehousing Agreement executed by Buyer;

(d) the Restrictive Covenant Agreement executed by Buyer;

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(e) the IP Assignment executed by Buyer;

(f) the Aptean Assignment executed by Buyer;

(g) evidence that Buyer has obtained, at Buyer’s sole cost, a binding obligation for issuance of third party insurance in respect of any inaccuracies or breaches of the representations and warranties made by the Company in this Agreement (the “R&W Insurance Policy”), in the form attached hereto as Exhibit 6.3(g); and

(h) all other documents and items required by this Agreement to be delivered, or caused to be delivered, by Buyer at the Closing.

Article 7

INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES

7.1 Indemnification by the Company. From and after Closing, subject to the other terms of this Article 7, the Company will, without duplication, indemnify, defend and hold harmless Buyer and each of Buyer’s Other Indemnified Persons from and against all Losses arising out of, relating to or resulting from any:

(a) breach of any representation or warranty made by the Company or Guarantor herein or in any certificate or instrument delivered by or on behalf of the Company or Guarantor pursuant to this Agreement;

(b) breach of any covenant or agreement of the Company or Guarantor herein;

(c) Excluded Asset or Excluded Liability; or

(d) matter set forth on Exhibit 7.1(d).

7.2 Indemnification by Buyer. From and after Closing, subject to the other terms of this Article 7, Buyer will, without duplication, indemnify, defend and hold harmless the Company and each of the Company’s Other Indemnified Persons from and against all Losses arising out of, relating to or resulting from any:

(a) breach of any representation or warranty made by Buyer herein or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(b) breach of any covenant or agreement of Buyer herein; or

(c) Assumed Liability.

7.3 Certain Limitations and Other Matters Regarding Claims.

(a) Deductible on the Company’s Obligations. The Company will not have any obligation under Section 7.1, unless and until the aggregate amount of Losses for which the Company is obligated thereunder exceeds $50,000 (the “Deductible”), and then only for the amount of such Losses in excess of the Deductible, subject to the other terms of this Article 7.

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(b) Cap on the Company’s Obligations. The Company’s obligations under Section 7.1(a), in the aggregate, will not exceed an amount equal to $50,000 (the “Cap”), subject to the other terms of this Article 7. For any indemnifiable Losses for which Buyer or Buyer’s Other Indemnified Persons are entitled to indemnification pursuant to Section 7.1, the Buyer and all such Buyer’s Other Indemnified Persons shall only seek recourse from the Company in the following manner and order (i) subject to the Deductible, Buyer and such Buyer’s Other Indemnified Persons shall be entitled to first seek recourse from the Company up to an aggregate amount equal to the Cap (but subject to the limitations set forth herein), (ii) the Buyer shall, to the extent recovery is available under the R&W Insurance Policy (taking into account any exclusions from coverage thereunder), file a claim for any additional such Losses under the R&W Insurance Policy up to the coverage limits of such R&W Insurance Policy, which R&W Insurance Policy shall be Buyer’s and Buyer’s Other Indemnified Persons sole recourse (absent Fraud) for any Losses above the Cap for a breach of any representation or warranty in this Agreement other than Special Representations, and (iii) solely with respect to a breach or inaccuracy of any Special Representation or any Excluded Liability, in the event that the Buyer or any Buyer’s Other Indemnified Person has incurred a Loss in excess of the coverage limits of the R&W Insurance Policy or which is not otherwise covered by the R&W Insurance Policy (including due to any exclusions from coverage thereunder), the Buyer may seek to recover from Company any such Losses in excess of such coverage limits. Notwithstanding any other provision contained in this Agreement, in no event shall the aggregate liability of the Company or the Guarantor under this Agreement, including with respect to all indemnification Liabilities and obligations under Section 7.1 of this Agreement, exceed the Purchase Price.

(c) Certain Treatment of Special Representations and Other Matters. Notwithstanding the foregoing terms of this Section, the Cap shall not (1) apply to any Losses arising out of, relating to or resulting from (A) any breach of any representation made by the Company in Section 3.1, Section 3.3(a), Section 3.3(b)(1), Section 3.5 and Section 3.18 (each, a “Special Representation”) (and the amount of Losses hereunder with respect to any Special Representation will not be used in determining if the Cap has been reached or exceeded), or (B) Fraud; or (2) affect or otherwise limit any claim made or available under the R&W Insurance Policy.

(d) Sole and Exclusive Remedies. Subject to and except for Section 2.4 and Section 7.3(e), the Parties acknowledge and agree that from and after the Closing their sole and exclusive remedy under this Agreement with respect to any and all claims (other than claims arising from Fraud on the part of a Party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 7. In furtherance of the foregoing, except with respect to Section 2.4 and Section 7.3(e), each Party hereby waives, from and after the Closing, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective representatives arising under or based upon any Applicable Law, except pursuant to the indemnification provisions set forth in this Article 7. Nothing in this Section 7.3(d) shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Fraud. Notwithstanding anything to the contrary contained herein, no limitations (including any survival limitations and other limitations set forth in this Article 7), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of Buyer to make claims under or recover under the R&W Insurance Policy; it being understood that any matter for which there is coverage available under the R&W Insurance Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Insurance Policy.

(e) Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek specific performance of the terms hereof (without the posting of bond or other security), in addition to any other remedy to which they are entitled at law or in equity.

(f) Mitigation. Each Party agrees that in the event of any breach giving rise to an indemnification obligation under this Article 7, such Party will take and cause its Affiliates to take, or cooperate with the other Party, if so requested, in order to take, commercially reasonable measures to mitigate the consequences of the related breach (including taking commercially reasonable steps to prevent any contingent Liability from becoming an actual Liability).

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7.4 Certain Survival Periods.

(a) Survival of Representations and Warranties. Subject to Section 7.4(b), each representation or warranty herein will survive the execution and delivery of this Agreement and remain in full force and effect until the date that is 12 months after the Closing Date, at which time such representation or warranty will expire and terminate and no indemnification obligation will be associated therewith or based thereon, except that each Special Representation will survive until the date that is 6 years after the Closing Date.

(b) Survival of Representations and Warranties Until Final Determination. Notwithstanding Section 7.4(a), for each claim for indemnification hereunder regarding a representation or warranty that is made in accordance with the terms of this Agreement before expiration of such representation or warranty, such claim and associated right to indemnification (including any right to pursue such indemnification, including via any Proceeding, and any applicable Deductible or Cap) will not terminate before final determination and satisfaction of such claim.

(c) Survival of Covenants and Agreements. Each covenant and agreement (i.e., other than representations and warranties) herein or in any Ancillary Document requiring performance after the Closing, and all associated rights to indemnification, will survive Closing and will continue in full force thereafter until such covenant or agreement has been fully performed. To the extent applicable, the parties hereto acknowledge and agree that it is their intention to contractually shorten the applicable statutes of limitations pursuant to the terms of this Article 7.

7.5 Notice of Claims and Procedures.

(a) Notice of Claims. A Party entitled to indemnification hereunder (the “Claiming Party”) will give the Party obligated to provide such indemnification (the “Indemnifying Party”) prompt notice of any claim, for which such Claiming Party proposes to demand indemnification, (1) by a Person that is not a Party nor an Other Indemnified Person (such a claim being a “Third Party Claim” and such notice of such Third Party Claim being the “Initial Claim Notice”) or (2) that does not involve a Third Party Claim, in each case, specifying in reasonable detail the amount (to the extent known) and nature of such claim. Thereafter, the Claiming Party will give the Indemnifying Party, promptly after the Claiming Party’s (or any of its applicable Other Indemnified Person’s) receipt thereof, copies of all documents (including court papers) received by the Claiming Party (or any such Other Indemnified Person) relating to any such Third Party Claim. The failure to promptly give such notice or to promptly give such copies will not relieve the Indemnifying Party of any Liability hereunder, except if the Indemnifying Party was prejudiced thereby only to the extent of such prejudice.

(b) Access and Cooperation. Each Party will, and will cause its Other Indemnified Persons to, cooperate and assist in all reasonable respects regarding such Third Party Claim, including by promptly making available to such other Party (and its legal counsel and other professional advisers with a reasonable need to know) all books and records of such Person relating to such Third Party Claim, subject to reasonable confidentiality precautions.

(c) Defense and Participation Regarding Third Party Claims. This Section 7.5(c) relates only to Third Party Claims.

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(1) Election to Conduct Defense. Promptly after receiving an Initial Claim Notice under Section 7.5(a), the Indemnifying Party will have the option to conduct the Defense of such Third Party Claim, at the expense of the Indemnifying Party and with counsel of its choosing, provided, however, that if the Indemnifying Party is the Company, the Company shall not have the right to defend or direct the Defense of any such Third Party Claim if (A) the aggregate amount of the potential obligations of the Claiming Party (or its Other Indemnified Persons) regarding such Third Party Claim exceeds the maximum obligations of the Indemnifying Party under this Agreement regarding such Third Party Claim, (B) the Third Party Claim is asserted directly by or on behalf of a Person that is a Major Supplier or Major Customer, (C) such Third Party Claim relates to Taxes or Tax Returns of the Claiming Party, (D) the Third Party Claim seeks an injunction or other equitable relief against the Claiming Party, or (E) Buyer or its Affiliates or representatives are required or the insurer is entitled to assume the Defense of such Third Party Claim pursuant to the R&W Insurance Policy. To elect to conduct such Defense, the Indemnifying Party must give written notice of such election to the Claiming Party within 30 days (or within the shorter period, if any, during which a Defense must be commenced for the preservation of rights) after the Claiming Party gives the corresponding Initial Claim Notice to the Indemnifying Party (otherwise, such right to conduct such Defense will be deemed waived). If the Indemnifying Party validly makes such election, it will nonetheless lose such right to conduct such Defense if it fails to continue to actively and diligently conduct such Defense.

(2) Conduct of Defense, Participation and Settlement. If the Indemnifying Party conducts the Defense of such Third Party Claim, then (A) the Claiming Party may participate, at its own expense, in such Defense (including any Proceeding regarding such Third Party Claim) and will have the right to receive copies of all notices, pleadings or other similar submissions regarding such Defense, (B) the Indemnifying Party will keep the Claiming Party reasonably informed of all matters material to such Defense and Third Party Claim at all stages thereof, (C) the Claiming Party will not (and will cause its Other Indemnified Persons not to) admit Liability with respect to, or compromise or settle, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld), and (D) there will be no compromise or settlement of such Third Party Claim without the consent of the Claiming Party (which consent will not be unreasonably withheld and it being understood that Buyer shall be entitled to withhold such consent if such compromise or settlement could cause Buyer to lose coverage under the R&W Insurance Policy), unless the proposed settlement or compromise (1) involves only the payment of money by the Indemnifying Party and (2) includes an unconditional release of the Claiming Party for any Liability arising from or related to such Third Party Claim.

(3) Indemnifying Party Does Not Conduct Defense. If the Indemnifying Party does not have the option to conduct the Defense of such Third Party Claim or does not validly elect such option or does not preserve such option (including by failing to commence such Defense within 30 days following receipt of such Initial Claim Notice or within the shorter period, if any, during which a Defense must be commenced for the preservation of rights), then the Claiming Party may conduct the Defense of such Third Party Claim in any manner that the Claiming Party reasonably deems appropriate, at the expense of the Indemnifying Party if it is ultimately determined that the Indemnifying Party is liable (subject to the other limitations of this Article 7), and the Claiming Party will have the right to compromise or settle such Third Party Claim only after receiving the consent of the Indemnifying Party (which consent will not be unreasonably withheld).

7.6 Materiality Qualifiers. For purposes of this Article 7, in determining (a) whether a breach of a representation or warranty in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or Buyer pursuant to this Agreement has occurred and (b) the amount of Losses arising out of, relating to or resulting from, a breach of a representation or warranty in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or Buyer pursuant to this Agreement, all Materiality Qualifiers will be ignored and each such representation and warranty will be read and interpreted without regard to any Materiality Qualifier (other than Section 3.14(A), the parenthetical in Section 3.4(b)(3) and the term “Material Contract”).

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7.7 Reduction for Insurance Proceeds. Payments by an Indemnifying Party in respect of any Loss shall be limited to the amount of any Loss that remains after deducting therefrom any insurance proceeds (including under the R&W Insurance Policy) and any indemnity, contribution, or other similar payment actually received by the Claiming Party in respect of any such claim and with respect to any policy other than the R&W Insurance Policy, less any related costs and expenses. The Claiming Party shall use commercially reasonable efforts to pursue and recover under all applicable insurance policies (including the R&W Insurance Policy) for any Losses; provided that recovery of Losses under any insurance policy (other than the R&W Insurance Policy) are not a precondition to Buyer or Buyer’s Other Indemnified Persons submitting a claim for indemnification under this Article 7 prior to expiration of the applicable survival period in Section 7.4, but it is a precondition to Buyer and Buyer’s Other Indemnified Persons from collecting Losses from the Company. Promptly after the realization of any insurance proceeds, indemnity, contribution or other similar payment, the Claiming Party shall reimburse the Indemnifying Party for such reduction in Losses for which the Claiming Party was indemnified prior to the realization of reduction of such Losses.

7.8 Effect of Purchase Price Adjustment. Except to the extent expressly agreed otherwise, resolution of the matters in Article 2 is for such purpose only and will not waive or otherwise limit any representation, warranty, covenant or agreement herein or in any Ancillary Document nor preclude any remedy or other right hereunder or in any Ancillary Document for any breach of any representation, warranty, covenant or agreement herein or in any Ancillary Document; provided, however, any specific Loss for which a Claiming Party would otherwise be entitled to indemnification under the terms of this Article 7 will not be an indemnifiable Loss to the extent and up to the amount such Loss is reflected in the calculation of the Purchase Price as finally determined in accordance with Section 2.4 of this Agreement. No Claiming Party will be entitled to recover Losses or obtain any payment, reimbursement, restitution or indemnity more than once with respect to the same Loss.

7.9 Indemnification Adjusts Purchase Price for Tax Purposes. Each Party will, including retroactively, treat indemnification payments under this Agreement as adjustments to the Purchase Price for Tax purposes to the extent permitted under Applicable Law.

7.10 Disclaimer. EACH PARTY AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (AS QUALIFIED BY THE DISCLOSURE SCHEDULE), NEITHER BUYER NOR THE COMPANY MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION (INCLUDING IN ANY DATA ROOM OR MANAGEMENT PRESENTATION OR INFORMATION MEMORANDUM OR IN RESPONSE TO QUESTIONS SUBMITTED BY A PARTY OR ANY OF ITS REPRESENTATIVES AND INCLUDING ANY PROJECTIONS OR SIMILAR INFORMATION), MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WHETHER WRITTEN OR ORAL, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER PARTY OR THE OTHER PARTY’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. FOR THE AVOIDANCE OF DOUBT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 (AS QUALIFIED BY THE DISCLOSURE SCHEDULE), (I) NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF THE COMPANY, AND, NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO ANY EXCLUDED ASSETS AND (II) THE ACQUIRED ASSETS ARE ASSIGNED “AS IS”, “WHERE IS”, AND WITH ALL FAULTS, WITHOUT ANY WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, INCLUDING ANY WARRANTIES OF OR RELATED TO TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

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Article 8

CERTAIN GENERAL TERMS AND OTHER AGREEMENTS

8.1 Notices. All notices or other communications in connection with this Agreement will be in writing and will be delivered by hand, e-mail or by courier using a nationally recognized courier company, in each case, as follows:

(1) If to the Company, to:	Crown I Enterprises Inc. c/o Sysco Corporation 1390 Enclave Parkway Houston, TX 77077 Attn: Associate General Counsel

If to Guarantor, to:	Sysco Holdings, LLC c/o Sysco Corporation 1390 Enclave Parkway Houston, TX 77077 Attn: Associate General Counsel

with a copy (which shall not constitute notice) to:	Kilpatrick Townsend & Stockton LLP 1100 Peachtree Street NE Suite 2800 Atlanta, GA 30309-4528 Attn: Joel Cartee

(2) If to Buyer, to:	Jubilee Acquisition, Inc. c/o Mama’s Creations, Inc. 355 Murray Hill Parkway East Rutherford, NJ 07073 Attn: CEO CFO

with a copy (which shall not constitute notice) to:	Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 Attn: Matt Kuhn Jon Zimmerman

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Such notices or communications will be deemed given (A) if so delivered by hand, when so delivered, (B) if so delivered by e-mail, at the time it was sent, so long as the sender of any such e-mail has not received a response from the applicable server indicating a delivery failure or delay, (C) if so sent by mail, 3 Business Days after mailing, and (D) if so sent by overnight delivery service, one Business Day after delivery to such service; provided, however, that, if a notice would become effective under the above provisions after 5:30 p.m., local time of the recipient, on any Business Day, then it shall be deemed instead to become effective at 9:30 a.m., local time of the recipient, on the next Business Day. A Party may change the address to which such notices and other communications are to be given by giving each other Party notice in the foregoing manner.

8.2 Expenses. Except as is expressly stated otherwise herein, each Party will bear its own costs and expenses incurred in connection with the transactions contemplated herein (including, for the avoidance of doubt, that Buyer will pay all premiums, underwriting fees, costs and Taxes in connection with the R&W Insurance Policy).

8.3 Interpretation; Construction. In this Agreement:

(a) the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement;

(b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or Section where they appear);

(c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise;

(d) unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof;

(e) unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder;

(f) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”;

(g) “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of,” “under” or “regarding” such item or any similar relationship regarding such item;

(h) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto;

(i) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of this Agreement;

(j) all dollar amounts are expressed in United States dollars and will be paid in cash (unless expressly stated herein to the contrary) in United States currency;

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(k) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day;

(l) with respect to all dates and time periods in or referred to in this Agreement, time is of the essence;

(m) the phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof;

(n) any reference to “furnished,” “made available,” “delivered” or “provided” to Buyer means a document or item or information that was provided or made available to Buyer and its representatives in the “Project Jubilee” virtual data room hosted by Diligent on or prior to 5:00 pm Eastern Daylight Time on the day immediately prior to date of this Agreement; and

(o) the Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and such other documents and each Party and each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.

8.4 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than Buyer’s Other Indemnified Persons and the Company’s Other Indemnified Persons, each of whom is an express third-party beneficiary hereunder and entitled to enforce certain obligations hereunder).

8.5 Governing Law. This Agreement will be construed and enforced in accordance with the substantive laws of the State of Delaware without reference to principles of conflicts of law.

8.6 Jurisdiction, Venue and Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT and to the respective court to which an appeal of the decisions of any such court may be taken, AND EACH PARTY AGREES NOT TO COMMENCE, OR COOPERATE IN OR ENCOURAGE THE COMMENCEMENT OF, ANY SUCH PROCEEDING, EXCEPT IN SUCH A COURT. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH A COURT AND WAIVES ANY OBJECTION TO SUCH A COURT EXERCISING PERSONAL JURISDICTION OVER SUCH PARTY, AND EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH A PROCEEDING. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT, AND ANY OTHER PROCESS WITH RESPECT TO ANY SUCH PROCEEDING THAT MAY BE SERVED IN ANY SUCH PROCEEDING, BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, BY DELIVERING A COPY THEREOF TO SUCH PARTY AT ITS RESPECTIVE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 8.1. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT ON THE JUDGMENT OR BY ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. Each Party hereby expressly waives any right it may have to a jury trial WITH RESPECT TO ANY ISSUE in any SUCH proceeding.

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8.7 Entire Agreement; Amendment; Waiver. This Agreement (including the Exhibits and Disclosure Schedule hereto), together with the Ancillary Documents constitute the entire Agreement between the Parties pertaining to the subject matter herein and supersedes all prior agreements and understandings, whether direct or indirect, written or oral, or statutory, express or implied, of any Party regarding such subject matter. No supplement, modification or amendment hereof will be binding unless expressed as such and executed in writing by each Party. Except to the extent as may otherwise be stated herein, no waiver of any term hereof will be binding unless expressed as such in a document executed by the Party making such waiver (and then only to the extent so expressed). No waiver of any term hereof will be a waiver of any other term hereof, whether or not similar, nor will any such waiver be a continuing waiver beyond its stated terms. Except to the extent as may otherwise be stated herein, failure to enforce strict compliance with any term hereof will not be a waiver of, or estoppel with respect to, any existing or subsequent failure to comply.

8.8 Assignment; Binding Effect. Neither this Agreement nor any right or obligation hereunder will be assigned, delegated or otherwise transferred by any Party without the prior written consent of each other Party (which consent will not be unreasonably withheld), except that either Party (or its Affiliates) may assign (a) its rights (but not its obligations) hereunder as collateral to any source of financing, or (b) all or any portion of its rights and obligations hereunder to (1) a Person that acquires or otherwise succeeds to all or substantially all of its business and assets, or (2) any Affiliate of such Party. This Agreement will be binding on and inure to the benefit of the respective permitted successors and assigns of the Parties. Any purported assignment, delegation or other transfer not permitted by this Section is void.

8.9 Severability. The terms of this Agreement will, where possible, be interpreted and enforced so as to sustain their legality and enforceability, read as if they cover only the specific situation to which they are being applied and enforced to the fullest extent permissible under Applicable Law. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, then all other terms of this Agreement will nevertheless remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by Applicable Law, but as close to the Parties’ original intent as is permissible.

8.10 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Such counterparts may be executed and delivered by electronic means (including by “.pdf,” “DocuSign” or other electronic signature) by any of the Parties, and the receiving Party may rely on the receipt of such document so executed and delivered as if the original had been received.

8.11 Disclosure Schedule. Certain information is contained in the Disclosure Schedule solely for informational purposes, may not be required to be disclosed pursuant hereto and will not imply that such information or any other information is required to be disclosed. Inclusion of such information will not establish any level of materiality or similar threshold or be an admission that any of such information is material to the business, assets, Liabilities, financial position, operations or results of operations of any Person or otherwise material regarding such Person. Any matter that is disclosed in a Section of the Disclosure Schedule shall be deemed to have been included in any such other Section of the Disclosure Schedule, notwithstanding the omission of an appropriate cross reference thereto, if it is reasonably apparent from the face of such disclosure that such disclosure qualifies such other Section of the Disclosure Schedule.

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8.12 Guaranty Regarding the Company’s Obligations. Guarantor hereby absolutely, unconditionally and irrevocably guarantees the full and prompt payment and performance when due of any and all of the Company’s covenants, agreements and other obligations and other Liabilities under this Agreement (collectively, the “Obligations”). Guarantor acknowledges and agrees that Buyer refuses to enter into the Agreement or to consummate the transactions contemplated herein unless Guarantor provides this guaranty and that Guarantor will benefit personally from the Company entering into the Agreement and consummating such transactions. Guarantor’s obligations under this Section 8.12 are independent of any other remedy Buyer may have to enforce the Obligations, and Buyer need not resort to the Company or pursue any remedy against the Company before seeking payment or performance of the Obligations by Guarantor; provided, however that, notwithstanding anything contained herein to the contrary, any defense, exculpation or indemnity available to the Company from the payment or performance of its obligations hereunder shall be deemed applicable to Guarantor mutatis mutandis (the “Mutual Defense Provision”). Subject to the Mutual Defense Provision, (i) Guarantor’s obligations in this Section 8.12 will not be affected or impaired by any act or omission of Buyer in connection with this Agreement, (ii) no act or thing needs to occur to establish the obligation of Guarantor, and (iii) no act or thing will in any way discharge Guarantor from Guarantor’s obligations in this Section 8.12, except full payment and performance of all of the Obligations. Subject to the Mutual Defense Provision, Guarantor hereby waives any and all defenses and discharges available to a guarantor or accommodation of a co-obligor in such capacity. If any payment received by Buyer from the Company or any other person is thereafter set aside or returned for any reason, the Obligations to which such payment applied will continue to exist and be enforceable against Guarantor as if such payment had never been made.

Article 9

CERTAIN DEFINITIONS

“Accounting Principles” means (a) the Policies set forth on Exhibit 9.1, (b) the accounting methods, policies, practices, procedures, classifications or estimation methodologies used in the preparation of the Financial Statements, and (c) to the extent not addressed in clause (a) or (b), GAAP. In the event of a conflict, clause (a) shall control in case of a conflict with respect to clause (b) or (c), and clause (b) shall control in case of a conflict with clause (c).

“Accounts Receivable” is defined in Section 1.1(a)(3).

“Acquired Assets” is defined in Section 1.1(a).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” is defined in the first paragraph of this Agreement.

“Allocation Schedule” is defined in Section 2.5.

“Ancillary Document” means the Bill of Sale, the Warehousing Agreement, the Restrictive Covenant Agreement, the IP Assignment, the Aptean Assignment and all other agreements, documents, instruments or certificates delivered or required to be delivered by or on behalf of any Party or any Affiliate of such Person at the Closing pursuant to the terms of this Agreement.

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“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010, (c) anti-bribery legislation promulgated by the European Union and implemented by its member states, (d) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (e) similar laws issued by a Governmental Authority and applicable to the Company from time to time.

“Applicable Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, guidance, policy, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Authority.

“Aptean Assignment” is defined in Section 6.2(g).

“Aptean MSA” is defined in Section 6.2(g).

“Aptean Order Form” is defined in Section 5.13.

“Assumed Contract” is defined in Section 1.1(a)(4).

“Assumed Facility” means any land, building or other facility that is located at the premises leased by the Company under an Assumed Real Property Lease.

“Assumed Liability” is defined in Section 1.1(c).

“Assumed Real Property Lease” is defined in Section 1.1(a)(5).

“Balance Sheet” is defined in Section 3.4(a).

“Balance Sheet Date” is defined in Section 3.4(a).

“Bill of Sale” is defined in Section 6.2(a).

“Business” is defined in the Recitals.

“Business Day” means any day, other than a Saturday or Sunday and other than a day that banks in the State of New York are generally authorized or required by Applicable Law to be closed.

“Buyer” is defined in the first paragraph of this Agreement.

“Buyer 401(k) Plan” is defined in Section 5.4(h).

“Buyer Benefit Plans” is defined in Section 5.4(g).

“Cap” is defined in Section 7.3(b).

“Claiming Party” is defined in Section 7.5(a).

“Closing” is defined in Section 6.1.

“Closing Date” is defined in Section 6.1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state benefit continuation law.

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“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the first paragraph of this Agreement.

“Company 401(k) Plan” is defined in Section 5.4(h).

“Company Employee” is defined in Section 3.16(b).

“Company’s Knowledge” or any similar knowledge qualification means the actual knowledge of each of Alex Mayfield and Andrew Murphy based on a reasonable investigation.

“Company Plan” is defined in Section 3.15.

“Company Systems” means all Software, hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, owned or controlled by or for the Company.

“Company Taxes” means any and all Taxes (other than Transfer Taxes) of or with respect to the Company, or relating to the Business or the Acquired Assets, for any Pre-Closing Tax Period, including the pre-Closing portion of any Straddle Period (determined in accordance with Section 5.5(b)), regardless of when such Taxes are due, payable or incurred.

“Consent” is defined in Section 3.3(b).

“Contract” means any contract, agreement, statement of work, license, lease (whether for real estate, a capital lease, an operating lease or other), instrument or note, in each case that creates a legally binding obligation, and in each case whether oral or written.

“Deductible” is defined in Section 7.3(a).

“Defense” means legal defense (which may include related counterclaims) reasonably conducted by reputable legal counsel selected by the Indemnifying Party in its sole discretion.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Buyer and made a part of this Agreement on the date hereof, subject to Section 8.11.

“Dispute Notice” is defined in Section 2.4(b).

“Disputed Items” is defined in Section 2.4(b).

“Effective Time” is defined in Section 6.1.

“Encumbrance” means any mortgage, claim, pledge, security interest, charge, lien, option or other right to purchase, or restriction or any other encumbrance whatsoever.

“Enforcement Limitation” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Law affecting creditors’ rights generally and principles governing the availability of equitable remedies.

“Environmental Claim” means any written notice by a Person alleging potential Liability (including potential Liability for investigatory cost, cleanup cost, governmental response cost, natural resources damage, property damage, personal injury or penalty) arising out of, relating to or resulting from, directly or indirectly, (a) the presence, or release into the environment, of any Hazardous Substance at any location, whether or not owned by the Company or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any Applicable Law relating to pollution or protection of the environment, health or safety (as it relates to exposure to Hazardous Substances), including any law relating to any emission, discharge, release or possible release of any pollutant, contaminant, hazardous or toxic material, substance or waste into air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any pollutant, contaminant, hazardous or toxic material, substance or waste.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any (if any) corporation, trade or business (whether or not incorporated) that at any time before Closing is under common control with the Company pursuant to section 414 of the Code or Section 4001(a) of ERISA.

“Estimated Purchase Price” is defined in Section 2.2.

“Excluded Assets” is defined in Section 1.1(b).

“Excluded Contracts” is defined in Section 1.1(b)(3).

“Excluded Employee” is defined in Section 5.4(b).

“Excluded IP Assets” is defined in Section 1.1(b)(14).

“Excluded Liability” is defined in Section 1.1(d).

“Excluded Records” is defined in Section 1.1(b)(1).

“FDA” means the United States Food and Drug Administration.

“Final Net Working Capital” is defined in Section 2.4(a).

“Financial Statements” is defined in Section 3.4(a).

“Food Laws” means all Applicable Laws concerning the manufacturing, processing, packaging, labeling, storing, transportation, marketing, sale, advertising, and distribution of food products intended for human consumption including: (a) the Federal Food Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended, and all implementing regulations and requirements adopted by FDA in Title 21 of the Code of Federal Regulations; (b) the Poultry Products Inspection Act, as amended; (c) all Applicable Laws administered and enforced by FTC, USDA; (d) all requirements under any state Applicable Law related to consumer protection and/or the prohibition against the adulteration or misbranding of food, including the Prop. 65; and (e) all Applicable Laws governing the prohibition or use of Per- and polyfluoroalkyl substances.

“Fraud” means the actual and intentional common law fraud (excluding all forms of equitable, constructive or promissory fraud and excluding any form of fraud premised on negligence or recklessness) by a Party with respect to the making of a representation or warranty by such Party set forth in this Agreement that was actually known by such Party to be untrue when made and induced the claiming Party’s decision to enter into this Agreement and upon which the claiming Party relied.

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“FTC” means the United States Federal Trade Commission.

“GAAP” means generally accepted United States accounting principles in effect from time to time in the United States of America.

“Governmental Authority” means any: (a) nation, state, county, city, district or other similar jurisdiction of any nature; (b) U.S. federal, state, local or non-U.S. government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); (d) multi-national organization or body; or (e) body or other Person entitled by Applicable Law (or by Contract with the Parties) to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power.

“Guarantor” is defined in the first paragraph of this Agreement.

“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous waste or petroleum or fraction thereof, and any other chemical, waste, substance or material listed in or regulated by or identified in any Environmental Law.

“Indemnifying Party” is defined in Section 7.5(a).

“Independent Accountant” is defined in Section 2.4(b).

“Information Privacy and Security Laws and Requirements” means (a) all Applicable Laws concerning the access, collection, use, storage, sharing, distribution, disclosure, destruction, privacy, protection, transfer, processing, or security of Protected Information, including the following laws, to the extent applicable: Health Insurance Portability and Accountability Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state data security laws, state data breach notification Laws, state consumer protection laws, applicable laws relating to the transfer of Protected Information, and any applicable laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing); (b) the Company’s own written rules, policies, and procedures (whether physical or technical in nature, or otherwise) concerning the access, collection, use, storage, sharing, distribution, disclosure, destruction, privacy, protection, transfer, processing, or security of Protected Information, (c) any Contracts by which the Company is bound concerning the access, collection, use, storage, sharing, distribution, disclosure, destruction, privacy, protection, transfer, processing, or security of Protected Information, (d) mandatory industry standards including the Payment Card Industry Data Security Standards.

“Initial Claim Notice” is defined in Section 7.5(a).

“Initial Purchase Price” is defined in Section 2.1.

“Insurance Policy” is defined in Section 3.13(a).

“Intellectual Property” means, in any jurisdiction in the world, any: (a) invention (whether patentable or unpatentable and whether or not reduced to practice) or improvement thereto, patent, patent application or patent disclosure, together with any reissuance, continuation, continuation-in-part, revision. extension or reexamination thereof; (b) trademark, service mark, trade dress, logo, slogan, trade name, entity name, internet domain name or right in any telephone number, together with any translation, adaptation, derivation or combination thereof (and including any goodwill associated therewith); (c) copyrightable work or copyright; (d) mask work; (e) trade secret or confidential business information (including any idea, research or development, know-how, formula, composition, manufacturing or production process or technique, technical data, design, drawing, specification, customer or supplier list, pricing or cost information or business or marketing plan or proposal); (f) copy or tangible embodiment of any of the foregoing (in whatever form or medium); or (g) application, registration or renewal regarding any of the foregoing.

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“Interim Income Statement” is defined in Section 3.4(a).

“IP Assignment” is defined in Section 6.2(f).

“IRS” means the United States’ Internal Revenue Service.

“Leased Real Property” is defined in Section 3.10(a).

“Liability” means any liability or obligation of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Loss” means any loss, fine, Tax, interest, penalty, assessment, cost or expense of whatever kind, including reasonable attorneys’ fees or expenses and the cost of enforcing any right of indemnification hereunder and the reasonable cost of pursuing any insurance providers, or damage, but excluding punitive damages unless payable to a third party.

“Major Customer” is defined in Section 3.21.

“Major Supplier” is defined in Section 3.21.

“Material Adverse Effect” means, with respect to any Person, any incident, condition, change, effect or circumstance that individually or when taken together with all such similar incidents, conditions, changes, effects or circumstances in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on such Person or its business, operations, financial condition, properties, Liabilities, or results of operations of such Person and its subsidiaries, taken as a whole, or (b) materially and adversely affects the ability of such Person to consummate the transactions contemplated herein; provided, however, that “Material Adverse Effect” shall not include any incident, condition, change, effect or circumstance arising out of or attributable to: (i) any changes, conditions or effects in the United States economy or securities or financial markets in general; (ii) changes, conditions or effects in the economic, business, financial or regulatory environment that generally affect the industries in which the Business operates; (iii) the effect of any changes in Applicable Laws or accounting rules or the enforcement or interpretation thereof; (iv) any change, effect or circumstance resulting from the announcement of this Agreement; (v) changes, effects or circumstances resulting from the Business failing to meet internal projections, forecasts revenue or earning predictions for any period, provided that the underlying cause of such failure (subject to the other provisions of this definition) shall not be excluded; or (vi) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or other acts of God, but only, in the case of the foregoing clauses (i), (ii), (iii), and (vi), to the extent such events, occurrences, facts, conditions or changes do not have or would not reasonably be expected to have a materially disproportionate impact on the Business relative to the other participants in the industries in which it operates.

“Material Contract” is defined in Section 3.8(a).

“Materiality Qualifier” means a qualification to a representation or warranty by use of the word “material,” “materially” or other variations of the root word “material” or by a reference regarding the occurrence or non-occurrence or possible occurrence or non-occurrence of a Material Adverse Effect or a “materially adverse effect.”

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“Mutual Defense Provision” is defined in Section 8.12.

“Net Working Capital” means an amount equal to (a) Acquired Assets that are current assets consisting of the balance sheet line items of the Company set forth on Exhibit 9.2 minus (b) Assumed Liabilities that are current liabilities consisting of the balance sheet line items of the Company set forth on Exhibit 9.2, in each case determined as of the Effective Time and in accordance with the Accounting Principles; provided, however, that Net Working Capital shall not be calculated to include any changes in assets or liabilities as a result of purchase accounting adjustments.

“Obligations” is defined in Section 8.12.

“Open Systems” is defined in Section 5.13.

“Order” means any order, writ, injunction, decree, judgment, award or determination of or from any Governmental Authority or similar binding decision of any arbitration (or similar Proceeding).

“Ordinary Course of Business” means, with respect to a Person, the ordinary and usual course of normal day-to-day operations of such Person, consistent with such Person’s past practice.

“Organizational Document” means, for any Person: (a) the articles or certificate of incorporation, formation or organization (as applicable) and the by-laws or similar governing document of such Person; (b) any limited liability company agreement, partnership agreement, operating agreement, stockholder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person; (c) any other charter or similar document adopted or filed in connection with the incorporation, formation, organization or governance of such Person; or (d) any Contract regarding the governance of such Person or the relations among any of its equity holders with respect to such Person.

“Other Indemnified Person” means, for any Person, such Person’s Affiliates and each of such Person’s and each of such Affiliate’s stockholders, officers, directors, partners, members, governors, managers, employees, agents, representatives and permitted successors and assigns.

“Party” means Buyer, the Company and Guarantor.

“Periodic Taxes” means any Tax imposed on a periodic basis with respect to the Acquired Assets, including any Tax related to real property (including any payment in lieu of any Tax).

“Permit” means any license, permit, registration or similar authorization from a Governmental Authority or any non-governmental third-party certifying body.

“Permitted Encumbrance” means any: (a) Encumbrance for any Tax, assessment or other governmental charge that is not yet due and payable or that is due but not delinquent or being contested in good faith by appropriate proceedings, in each case, for which adequate reserves have been established and maintained; (b) mechanic’s, materialmen’s, landlord’s, warehousemen’s, carriers’, workers’, repairmen’s or other similar Encumbrance arising or incurred in the Ordinary Course of Business or imposed by Applicable Law; (c) with respect to real property, (i) defects or imperfections in title, easements, licenses, covenants, rights of way or other similar restrictions, or conditions that do not materially and adversely impact the operations of the Business, (ii) any Encumbrance arising pursuant to the terms of any Assumed Real Property Lease, (iii) zoning, building, subdivision or other similar requirements or restrictions, and (iv) any statutory Encumbrance of landlords; (d) non-exclusive licenses granted in the Ordinary Course of Business; (e) any Encumbrance incurred or deposits made in the Ordinary Course of Business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits; (f) any Encumbrance that will be released prior to or as of the Closing; (g) any Encumbrance created by or through, or resulting from any facts or circumstances relating to, Buyer or its Affiliates; and (h) any Encumbrance set forth in the Disclosure Schedule and that is reasonably identified as an Encumbrance on the face of such disclosure.

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“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trustee or trust, joint venture, unincorporated organization or any other business entity or association or any Governmental Authority.

“Plan” means an “employee benefit plan” (as such term is defined in section 3(3) of ERISA, and whether or not subject to ERISA) and any other plan, program, contract (including any, employment contract), agreement or arrangement of any kind that provides for benefits, including any of the following: stock option or ownership plan; stock appreciation rights plan, stock purchase plan, phantom stock plan or other equity or equity-based compensation, compensation, bonus, change in control, retention, commission, incentive compensation, deferred compensation, retirement or profit-sharing plan, severance or termination pay, health or other insurance benefits, paid time off, vacation, holiday, sick leave, fringe benefit, educational assistance, pre-Tax premium or flexible spending account plan, life insurance, individual consulting agreement, employment agreement, and any other benefit or compensation plan, policy, agreement, arrangement, program, practice, or understanding.

“Plan Sponsor” has the meaning given in section 3(16)(B) of ERISA.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and the portion of any Straddle Period ending on (and including) the Closing Date.

“Proceeding” means any action, arbitration, audit, claim, complaint, hearing, formal investigation, litigation, proceeding or suit (whether civil, criminal or administrative), in each case that is commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.

“Protected Information” means: (a) any information, in any form, that identifies an individual or could reasonably be used to identify an individual; or (b) any information that is covered by Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

“Purchase Price” is defined in Section 2.1.

“R&W Insurance Policy” is defined in Section 6.3(g).

“Real Property Lease” is defined in Section 3.10(a).

“Records” means books, records, manuals or other materials or similar information (including customer records, accounting, purchase or sale records, price lists, correspondence and quality control records).

“Removed IP” is defined in Section 5.7.

“Restrictive Covenant Agreement” is defined in Section 6.2(c).

“Review Period” is defined in Section 2.4(b).

“Security Incident” is defined in Section 3.23(c).

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“Software” means any and all: (a) computer programs, including any and all software implementations of algorithms, models, routines and methodologies, whether in source code, executable code or object code, whether embodied in firmware, software or otherwise; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all designs, files, records and documentation, including user manuals and other training documentation related to any of the foregoing.

“Special Representation” is defined in Section 7.3(c).

“Statement” is defined in Section 2.4(a).

“Straddle Period” means any taxable period that begins on or before, and ends after, the Closing Date.

“Target Net Working Capital” means the amount of $3,150,000.

“Tax” means any U.S. federal, state, local, non-U.S. or other income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, production, business, contribution (including business contribution), transfer, real property gains, environmental, natural resources, registration, value added, ad valorem, intangibles, excise, export, services, stamp, profits, net worth, occupation (including business and occupation), property (including real and personal), capital stock, capital gain, social security (or similar), unemployment, employment, disability, premium, severance, margin, pension insurance contributions, payroll, license, employee or other withholding tax, or other tax, fee, assessment, customs duty, or charge in the nature of a tax, including any interest, penalties or additions to tax or similar items in respect of the foregoing (and interest in respect of such additions and penalties).

“Tax Return” means any return, declaration, report, form, filing, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax or Tax Return, the Governmental Authority that imposes, collects, administers or calculates such Tax or requires a Person to file such Tax Return, including the agency (if any) charged with the collection, calculation or imposition of such Tax or the administration of such Tax or Tax Return, in each case, for such Governmental Authority.

“Technology” means, collectively, all information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by the Company with respect to the Business.

“Third Party Claim” is defined in Section 7.5(a).

“Threatened” means, with respect to any matter, that a demand, notice or statement has been made or given, in writing or, to the Company’s Knowledge or such other Person’s actual knowledge, orally.

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“Transaction Expenses” means expenses of the Company in connection with the transactions contemplated herein that constitute (a) attorneys’ and other professionals’ fees, or (b) any change in control, success, transaction, retention (including the retention agreements with Company Employees), or other similar bonuses, any severance or termination pay obligations, any deferred compensation obligations and any incentive bonus payments, in each case, that are payable by, or are otherwise liabilities of, the Company arising from or that may be triggered by the transactions contemplated by this Agreement (including in each case the employer portion of any payroll, employment, social security or similar Taxes associated with any of the foregoing).

“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar tax chargeable in respect of any instrument transferring property, including motor vehicles), documentary, conveyancing or similar tax or expense or any recording fee, in each case that is imposed as a result of any transaction contemplated herein, together with any penalty, interest and addition to any such item with respect to such item.

“Transferred Employee” is defined in Section 5.4(b).

“Transferred IP” is defined in Section 1.1(a)(8).

“Transferred Software” is defined in Section 1.1(a)(10).

“Treasury Regulations” means final and temporary income tax regulations proposed by the U.S. Department of Treasury existing as of the Closing Date.

“USDA” means the United States Department of Agriculture.

“Warehousing Agreement” is defined in Section 6.2(b).

“WARN Acts” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the New York State Worker Adjustment and Retraining Notification Act.

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[Signature Page Follows]

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IN WITNESS WHEREOF, each Party has executed this Agreement effective as of the date first written above.

BUYER:

JUBILEE ACQUISITION, INC.

By:	/s/ Anthony Gruber
Name:	Anthony Gruber
Title:	Treasurer

COMPANY:

CROWN I ENTERPRISES INC.

By:	/s/ Matthew Alexander
Name:	Matthew Alexander
Title:	Vice President, Corporate Development

GUARANTOR:

SYSCO HOLDINGS, LLC, solely for the limited purposes set forth in Section 8.12.

By:	/s/ Matthew Alexander
Name:	Matthew Alexander
Title:	Vice President, Corporate Development